SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12

ENDOCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ENDOCARE, INC.

201 Technology Drive
Irvine, California 92618

August 10, 2004

Dear Stockholder of Endocare, Inc.:

      You are cordially invited to attend the Annual Meeting of Stockholders of Endocare, Inc. to be held on September 10, 2004 at 8:00 a.m. Pacific time at the Marriott Irvine, located at 18000 Von Karman Avenue, Irvine, California 92612.

      We have provided details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

      In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

      We look forward to seeing you at the Annual Meeting.

Sincerely,

Craig T. Davenport
Chairman and Chief Executive Officer

Irvine, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. Voting instructions are included with your proxy card.

ENDOCARE, INC.

201 Technology Drive
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 10, 2004

Dear Stockholder of Endocare, Inc.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation, will be held at 8:00 a.m. Pacific time at the Marriott Irvine, located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

1. To elect five (5) directors to our Board of Directors to serve during the ensuing year or until their successors are duly elected and qualified;

2. To approve our 2004 Stock Incentive Plan;

3. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004; and

4. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on July 26, 2004 will be entitled to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.

      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. Voting instructions are included with your proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors

KATHERINE GREENBERG
Senior Vice President, Chief Financial Officer
and Secretary

Irvine, California

August 10, 2004

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held September 10, 2004
GENERAL
PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING PROPOSAL NO. 1
PROPOSAL NO. 2 APPROVAL OF 2004 STOCK INCENTIVE PLAN
PROPOSAL NO. 3 RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL NO. 4 OTHER MATTERS
STOCK PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K

ENDOCARE, INC.

201 Technology Drive
Irvine, California 92618

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

To Be Held On September 10, 2004

GENERAL

      The enclosed proxy is solicited on behalf of the Board of Directors of Endocare, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on September 10, 2004 (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. Pacific time at the Marriott Irvine, located at 18000 Von Karman Avenue, Irvine, California 92612. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about August 10, 2004, to all stockholders entitled to vote at the Annual Meeting.

Voting

      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on July 26, 2004, the record date for determining which stockholders are entitled to vote at the Annual Meeting. On June 30, 2004, there were approximately 24,007,482 issued and outstanding shares of common stock. Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for transaction of business at the Annual Meeting.

      All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. The directors, however, will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate votes in the election of directors. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of our outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions will have the effect of negative votes, and broker non-votes will not be counted for purposes of determining whether any of those proposals have been approved.

Proxies

      Our Board of Directors has selected Craig T. Davenport and William J. Nydam, and each of them, to serve as Proxyholders for the Annual Meeting. If a stockholder properly signs and returns the enclosed form of proxy, the Proxyholders will vote the shares represented by such proxy at the Annual Meeting in accordance with the instructions the stockholder writes on the Proxy. If the Proxy does not specify how the shares are to be voted, the Proxy will be voted FOR the election of each of the directors nominated by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposals 2 and 3 described in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement. In addition, the shares represented by the Proxy will be voted in accordance with the discretion of the Proxyholders on all other matters that properly come before the Annual Meeting.

      You may revoke or change your Proxy at any time before the Annual Meeting by mailing our Secretary at our executive offices located at 201 Technology Drive, Irvine, California 92618, a notice of revocation or another signed Proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

      We do not know of other matters to be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board or Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

Solicitation

      We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage firms, banks, nominees, custodians and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to our directors, officers or employees for any such services.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

      The persons named below are nominees for director to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. The Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or the stockholders, and shall be within the range of three to seven directors. Effective upon the date of the Annual Meeting, the authorized number of directors will be five directors. The Board of Directors has selected five nominees, all of whom are currently our directors. Each person nominated for election has agreed to serve if elected. Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees named below. The Proxies received by the Proxyholders cannot be voted for more than five directors and, unless otherwise instructed, the Proxyholders will vote such Proxies for the nominees named below. The five candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected our directors. As of the date of this Proxy Statement, neither the Board of Directors nor management are aware of any nominee who is unable to or will decline to serve as a director if elected. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy.

      No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any of our executive officers.

Directors and Nominees

      Information is set forth below concerning the current members of our Board of Directors. All of these directors have been nominated for reelection to our Board of Directors, except for Robert F. Byrnes, who has decided not to stand for reelection at the Annual Meeting. Information regarding each director’s beneficial ownership of our common stock as of June 30, 2004 is set forth below in “Principal Stockholders.” Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.

      Mr. Noonan currently is serving as our Lead Independent Director. As the Lead Independent Director, Mr. Noonan, among other items:

•	assists the Chairman (if any) in developing Board meeting agendas;

•	presides over Board meetings in the Chairman’s absence;

•	presides over all executive sessions of our independent directors; and

•	consults with management as the principal representative of the independent directors.

      Interested parties may communicate directly with Mr. Noonan by writing to Mr. Terrence A. Noonan, Lead Independent Director, c/o Secretary, Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

Name	Age	Position with Endocare

Robert F. Byrnes*	59	Director
John R. Daniels, M.D.†*+	65	Director
Craig T. Davenport	51	Chairman and Chief Executive Officer
Terrence A. Noonan†+	66	Lead Independent Director
Michael J. Strauss, M.D.*+	51	Director
Thomas R. Testman†(1)	67	Director

†	Member of the Audit Committee.

*	Member of the Compensation Committee.

+	Member of the Nominating and Corporate Governance Committee.

(1)	Our board of directors has determined that Mr. Testman is an “audit committee financial expert,” as defined in Securities and Exchange Commission Regulation S-K Item 401(h)(2).

      Robert F. Byrnes has served as a director since August 1997 and currently serves as Chairman of the Compensation Committee. As noted above, Mr. Byrnes has decided not to stand for reelection at the Annual Meeting. Mr. Byrnes has served as president and chief executive officer of Thermage, Inc., a medical device company, since 2002. Prior to that, Mr. Byrnes served as chief executive officer for Roan, Inc., a healthcare consulting and services company, from 1997 to 2002. From 1996 until 1997, he served as president and chief executive officer of Matria Healthcare, Inc., a medical services company. He also is on the board of directors of Tandem Medical, Advolife, Inc. and Thermage, Inc. He holds a B.S. from Ferris State University and an M.B.A. from Loyola University in Chicago.

      John R. Daniels, M.D. has served as a director since January 2004. Dr. Daniels is former chief executive officer and chairman at a number of medical technology companies, as well as an accomplished clinician and past faculty member of the Stanford University School of Medicine. From 1990 to the present, Dr. Daniels has served as an associate professor of medicine in the Division of Oncology at the University of Southern California School of Medicine. Dr. Daniels is the founder or co-founder of five start-up companies, including: Collagen Corporation, which was acquired by Inamed, a publicly-traded healthcare company; Target Therapeutics, today a division of Boston Scientific Corporation, a publicly-traded medical device company; and Balance Pharmaceuticals, a company founded in 1992 to develop and market a drug to moderate hormone levels in pre-menopausal women. Dr. Daniels is currently a director and chairman of Balance Pharmaceuticals. From 1997 until 2002, Dr. Daniels was chairman of Cohesion Technologies, a publicly-traded spin-off from Collagen Corporation, which developed sealing technologies for surgery. In 2003 Cohesion Technologies was acquired by Angiotech Pharmaceuticals, a publicly-traded company that develops drug-coated medical devices and drug-loaded surgical implants. Dr. Daniels holds a B.A. from Stanford University and an M.D. from the Stanford University School of Medicine.

      Craig T. Davenport has served as our chief executive officer since December 2003 and as our chairman since January 2004. He served as a consultant reporting to our board of directors from August 2003 to December 2003. From 1994 to the present, he has been chief executive officer and managing partner of The D.W. Group, a private healthcare advisory and investment company. From 1985 to 1993 Mr. Davenport was president and chief operating officer of Tokos Medical Corporation, a publicly-traded medical device manufacturer and provider of perinatal nursing services for women. He began his healthcare career at American Hospital Supply Corporation in 1974 and in 1982 was named president of American Physician Service and Supply. Mr. Davenport has served on the boards of several healthcare companies over the past 20 years and is a board member to several private medical device companies and a private equity healthcare fund. Mr. Davenport holds a B.G.S. degree from Ohio University with major emphasis in marketing and management.

      Terrence A. Noonan has served as a director since September 2003 and currently serves as Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. From 1991 to 1999, Mr. Noonan was president and chief operating officer of Furon Company, a New York Stock Exchange-listed manufacturer of industrial and medical polymer components. Mr. Noonan served as an executive vice president of Furon from 1989 to 1991 and as a vice president of Furon from 1987 to 1989. Prior to joining Furon in 1987, Mr. Noonan served as a group vice president of Eaton Corporation, a diversified global manufacturer of transportation and electrical products. From 1999 to the present, Mr. Noonan has been serving as a board member to several companies. In addition to serving on our board, Mr. Noonan currently serves on the boards of Barnes Marketing, Inc. and Highway Holdings, Ltd. Mr. Noonan received a B.S. from Miami University and an E.M.B.A. from Case Western Reserve University.

      Michael J. Strauss, M.D., M.P.H. has served as a director since February 1999. He is currently the chief executive officer of Naviscan PET Systems, Inc. (formerly PEM Technologies, Inc.), a developer of compact high-resolution positron emission tomography (PET) devices. Dr. Strauss was a founder and officer of Covance Health Economics and Outcomes Services, Inc., a healthcare consulting and service firm, from 1988 through 1999. He serves on the board of directors of Cyberonics, Inc. and Naviscan PET Systems, Inc. He obtained an A.B. from Harvard College, M.D. from Duke University and M.P.H. from the University of Washington School of Public Health.

      Thomas R. Testman has served as a director since April 2003 and currently serves as Chairman of the Audit Committee. Mr. Testman is a former managing partner of Ernst & Young LLP where, during his tenure from 1962 to 1992, he served as managing partner of both Health Care Services and Management Consulting Services for the West Coast and national practices. From 1993 to the present, Mr. Testman has been serving as a board member to both public and private companies. In addition to serving on our board, Mr. Testman currently serves on the board of directors of two other public companies, Amylin Pharmaceuticals, Inc., and Specialty Laboratories, Inc. He also serves on the board of several private companies, including serving as chairman of Covenant Care, Inc. and Pacific Health Corporation. During 1998, he served as chairman of the board and interim chief executive officer of Techniclone Corp. (now Peregrine Pharmaceuticals, Inc.). Mr. Testman previously was a director and chairman of the audit committee of MiniMed Inc., and Mr. Testman also was chairman of the special committee that oversaw MiniMed’s acquisition by Medtronic, Inc. He received a B.A. in business from Pacific Union College and an M.B.A. from Trinity University. Mr. Testman is a certified public accountant.

Board Meetings and Committees

      During 2003, the Board of Directors held 16 meetings. In 2003, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating Committee (subsequently renamed the Nominating and Corporate Governance Committee). During 2003 each incumbent director attended or participated in at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (during the period for which such director served as a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served (during the period for which such director served on such committees). Board members are encourage to attend our annual meetings of stockholders. One of our directors attended our 2003 annual meeting of stockholders, which had been unexpectedly rescheduled.

      The Board of Directors has established the Audit Committee to:

•	provide assistance to the Board of Directors in fulfilling its oversight responsibility to our stockholders and others relating to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors; and

•	prepare the Audit Committee report that SEC proxy rules require to be included in our annual proxy statement.

      Dr. Daniels and Messrs. Noonan and Testman are members of the Audit Committee. Dr. Daniels was appointed to the Audit Committee on January 19, 2004, Mr. Testman was appointed to the Audit Committee on May 5, 2003, and Mr. Noonan was appointed to the Audit Committee on September 30, 2003. During 2003, the Audit Committee held 12 meetings.

      The Board of Directors adopted and approved a revised charter for the Audit Committee in June 2004. A copy of the revised charter is attached as Appendix A. The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined in the Nasdaq listing standards.

      The Board of Directors has established a Compensation Committee consisting of Mr. Byrnes and Drs. Daniels and Strauss, none of whom are our employees. The Compensation Committee determines the compensation of our executive officers and administers our stock option plans. During 2003, the Compensation Committee held two meetings. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as defined in the Nasdaq listing standards.

      On June 19, 2003, the Board of Directors established a Nominating Committee, which subsequently was renamed the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	monitors the size and composition of our Board of Directors;

•	assesses the performance and effectiveness of the Board of Directors;

•	makes recommendations from time to time, or whenever it shall be called upon to do so, regarding nominees for election to the Board of Directors; and

•	establishes, implements and monitors policies and procedures regarding principles of corporate governance, conduct and ethics for our directors, officers and employees.

      Mr. Noonan and Drs. Daniels and Strauss are members of the Nominating and Corporate Governance Committee. During 2003, the Nominating and Corporate Governance Committee held one meeting. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are “independent,” as defined in the Nasdaq listing standards. A copy of the current charter of the Nominating and Corporate Governance Committee is not yet available on our website, but is attached as Appendix B.

      The Nominating and Corporate Governance Committee will consider nominations submitted by our stockholders. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. The charter of the Nominating and Corporate Governance Committee provides that the following are among the qualifications to be considered when evaluating and selecting candidates for the Board of Directors:

•	experience in business, finance or administration;

•	familiarity with our industry;

•	prominence and reputation; and

•	whether the individual has sufficient time available to devote to the work of the Board of Directors and one or more of its committees.

      In addition, our Corporate Governance Guidelines provide that Board members will possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with our industry. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation, and ability to understand our business.

      The Bylaws set forth the procedures that stockholders must follow in order to nominate persons for election as directors. The Bylaws provide that such nominations must be made pursuant to timely notice in writing to our Secretary, at 201 Technology Drive, Irvine, California 92618. To be timely, a stockholder’s notice must be delivered to or mailed and received at such address by no later than the due date for stockholder proposals that is specified in our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which date shall be not less than one hundred twenty (120) calendar days in advance of the date of such proxy statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received a reasonable time before we begin to print and mail our proxy materials.

      According to the Bylaws, such stockholder’s notice must set forth:

•	as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of our shares that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•	as to such stockholder giving notice, the following information: (A) the name and address, as they appear on our books, of such stockholder, (B) the class and number of our shares which are beneficially owned by such stockholder, and (C) any material interest of such stockholder in the election to our board of such nominee.

Communications to the Board of Directors

      The Board of Directors recommends that stockholders initiate any communications with the Board in writing and send them in care of our Secretary, at 201 Technology Drive, Irvine, California 92618. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the company for review and possible response.

Director Compensation

      Each of our non-employee directors receives an annual retainer of $18,000 for his service as a director. The chairman of the audit committee, the chairman of the compensation committee and the chairman of the nominating committee each receives an additional annual retainer of $10,000. Each non-employee director also receives $1,000 for each meeting of our board of directors or any committee thereof that he attends in person and an additional payment of $500 for each meeting of our board of directors or any committee thereof that he attends telephonically. In addition, each non-employee director participates in our 1995 Director Option Plan described below (the “1995 Director Plan”). Directors also are reimbursed for reasonable expenses incurred in connection with serving as directors.

      Under the automatic option grant program in effect under the 1995 Director Plan, each individual who was serving as a non-employee board member (each, an “Outside Director”) prior to June 4, 1998, was automatically granted an option to purchase 10,000 fully vested shares of common stock upon his or her initial election or appointment as an Outside Director. On June 4, 1998, at the 1998 Annual Meeting of Stockholders, our stockholders approved an amendment to the 1995 Director Plan increasing the automatic option grant made to an Outside Director upon his or her initial appointment or election to our board to 20,000 shares of common stock, which grant becomes exercisable in two equal annual installments over the Outside Director’s first two years of board service. In addition, under the 1995 Director Plan, after such Outside Director’s initial appointment, he or she receives an automatic option grant each January 1, or on the first day after January 1 on which national stock exchanges and The Nasdaq Stock Market are open for trading, with an exercise price equal to the fair market value of our common stock on such date, to acquire 5,000 shares of common stock, provided that he or she has served on our board for at least six months. The 5,000 share annual option grants become fully vested and exercisable on the first anniversary of the grant date, provided the Outside Director continues in board service through such date.

      On January 1 of each of 2002, 2003 and 2004, or on the first day after January 1 on which national stock exchanges and The Nasdaq Stock Market were open for trading, each person then serving as an Outside Director received the automatic 5,000 share option grant described above. All of the options granted to Outside Directors were granted at an exercise price equal to the fair market value of the common stock on the date the options were granted.

      To replace the 1995 Director Plan, a new 2004 Non-Employee Director Option Program (the “2004 Director Program”) was adopted by our Board of Directors in July 2004 as part of our 2004 Stock Incentive Plan, which is to be effective only upon approval by our stockholders at the Annual Meeting. The 2004 Director Program is subject to the terms and conditions of the 2004 Stock Incentive Plan. Under the 2004 Director Program, Outside Directors will receive a stock option grant of 20,000 shares on January 10 of each year beginning in 2005. In addition, each Outside Director first elected or appointed to the Board after stockholder approval of the 2004 Stock Incentive Plan will receive a stock option grant of 30,000 shares on the first trading day after such Outside Director is first elected or appointed to the Board. The Board has the discretion to amend the 2004 Director Program and increase or decrease the number of stock options granted to Outside Directors on an annual or other basis.

      In light of the Sarbanes-Oxley Act and related regulations, we are currently considering revising our director compensation policies. If we do so, the compensation paid to directors may be increased.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that the stockholders vote FOR each of the five nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF 2004 STOCK INCENTIVE PLAN

General

      Our stockholders are being asked to act upon a proposal to approve our 2004 Stock Incentive Plan (the “2004 Plan”). Approval of the proposal requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

      Our 1995 Stock Plan (the “1995 Plan”) and our 1995 Director Stock Plan (the “1995 Director Plan”) will terminate in October 2005. In order to be able to continue to grant options and other equity based awards, it is necessary for us to adopt the new 2004 Plan. The 2004 Plan is intended to replace the 1995 Plan and the 1995 Director Plan.

      The Board approved the adoption of the 2004 Plan in July 2004, to be effective only upon approval by our stockholders at the Annual Meeting. The Board believes that the attraction and retention of high quality personnel are essential to our continued growth and success and that a stock incentive plan such as the 2004 Plan is necessary for us to remain competitive in its compensation practices.

      If approved by the stockholders, a total of 1,500,000 shares of common stock will be initially reserved for issuance under the 2004 Plan, subject to adjustment in the event of a stock split, stock dividend, or other similar change in our common stock or capital structure. The number of shares reserved for issuance under the 2004 Plan will be increased on the first business day of each calendar year beginning in 2005 by an amount equal to the lesser of (x) 1,000,000 shares, (y) three percent (3%) of the number of shares outstanding as of such date, or (z) a lesser number of shares determined by the plan administrator.

      A general description of the principal terms of the 2004 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2004 Plan, a copy of which is attached to this Proxy Statement as Appendix C and is incorporated herein by reference. Capitalized terms used in this Proposal No. 2 shall have the same meaning as in the 2004 Plan unless otherwise indicated.

General Description

      Purpose. The purpose of the 2004 Plan is to provide our employees, directors and consultants, whose present and potential contributions are important to our success, an incentive, through ownership of our common stock, to continue in service to us, and to help us compete effectively with other enterprises for the services of qualified individuals.

      Shares Reserved for Issuance under the 2004 Plan. If approved by the stockholders, a total of 1,500,000 shares of common stock will be initially reserved for issuance under the 2004 Plan, plus an annual increase to be added on the first business day of each calendar year beginning in 2005 equal to the lesser of (x) 1,000,000 shares, (y) three percent (3%) of the number of shares outstanding as of such date, or (z) a lesser number of shares determined by the plan administrator. In addition, the maximum aggregate number of shares which may be issued pursuant to all awards (including incentive stock options) shall be increased by any Shares (up to a maximum of 2,800,000 shares) that are represented by awards under our 1995 Plan and 1995 Director Plan that are forfeited, expire or are cancelled without delivery of the shares or which result in forfeiture of the shares back to us on or after September 10, 2004. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 1,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 1,500,000 shares which shall not count against the limit set forth in the previous sentence. For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. All share numbers described in this paragraph are subject to adjustment in the event of a stock split, stock dividend, or other similar change in our common stock or capital structure.

      Administration. The 2004 Plan is administered, with respect to grants to employees, directors, officers, and consultants, by the plan administrator, defined as the Board or one or more committees designated by the Board. Generally, the 2004 Plan will be administered by our Compensation Committee. With respect to grants to officers and directors, the committee shall be constituted in such a manner as to satisfy applicable laws, including Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and Section 162(m) of Code.

      Terms and Conditions of Awards. The 2004 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights (collectively referred to as “awards”). Stock options granted under the 2004 Plan may be either incentive stock options under the provisions of Section 422 of the Code, or nonqualified stock options. Incentive stock options may be granted only to employees. Awards other than incentive stock options may be granted to employees, directors and consultants. Under the 2004 Plan, awards may be granted to such employees, directors or consultants who are residing in non-U.S. jurisdictions as the plan administrator may determine from time to time.

      Subject to applicable laws, the plan administrator has the authority, in its discretion, to select employees, directors and consultants to whom awards may be granted from time to time, to determine whether and to what extent awards are granted, to determine the number of shares of our common stock or the amount of other consideration to be covered by each award (subject to the limitations set forth under the above section of this Proposal 2), to approve award agreements for use under the 2004 Plan, to determine the terms and conditions of any award, to construe and interpret the terms of the 2004 Plan and awards granted, to establish additional terms, conditions, rules or procedures to accommodate the rules or laws of applicable non-U.S. jurisdictions and to take such other action not inconsistent with the terms of the 2004 Plan as the plan administrator deems appropriate.

      The awards may be granted subject to vesting schedules and restrictions on transfer and repurchase or forfeiture rights in favor of us as specified in the award agreements to be issued under the 2004 Plan. However, awards granted to participants that are not officers, directors or consultants must vest and/or become exercisable at a rate of no less than 20% per year.

      Each award granted under the 2004 Plan shall be designated in an award agreement. In the case of an option, the option shall be designated as either an incentive stock option or a nonqualified stock option. To the extent that the aggregate fair market value of shares of our common stock subject to options designated as incentive stock options which become exercisable for the first time by a participant during any calendar year exceeds $100,000, such excess options shall be treated as nonqualified stock options.

      The term of awards granted under the 2004 Plan may not be for more than ten years (or five years in the case of incentive stock options granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours), excluding any period for which the participant has elected to defer the receipt of the shares or cash issuable pursuant to the award.

      The 2004 Plan authorizes the plan administrator to grant options at an exercise price not less than 100% of the fair market value of the common stock on the date the option is granted (or 110%, in the case of options granted to any participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours). In the case of a stock appreciation right, the base amount on which the stock appreciation is calculated shall be not less than 100% of the fair market value of the common stock on the date of grant. In the case of a sale of restricted stock, the purchase price shall be not less than 85% of the fair market value of the common stock on the date of grant (or 100%, in the case of shares sold to a participant who owns stock representing more than 10% of the combined voting power of us or any parent or subsidiary of ours). The 2004 Plan also authorizes the plan administrator to issue restricted stock as a bonus. The exercise or purchase price is generally payable in cash, check, shares of common stock or with respect to options, payment through a broker-dealer sale and remittance procedure.

      The 2004 Plan provides that (a) any reduction of the exercise price of any option awarded under the 2004 Plan shall be subject to stockholder approval and (b) canceling any option awarded under the 2004 Plan at a time when its exercise price exceeds the fair market value of the underlying shares in exchange for another award shall be subject to stockholder approval.

      Under the 2004 Plan, the plan administrator may establish one or more programs under the 2004 Plan to permit selected grantees the opportunity to elect to defer receipt of consideration payable under an award. The plan administrator also may establish under the 2004 Plan separate programs for the grant of particular forms of awards to one or more classes of grantees.

      Termination of Service. An award may not be exercised after the termination date of such award as set forth in the award agreement. In the event a participant in the 2004 Plan terminates continuous service with us for any reason other than death or disability, the vested portion of an award may be exercised within a period of no less than three-months following the termination (or such longer period as determined by the plan administrator). In the event a participant in the 2004 Plan terminates continuous service with us as a result of death or disability, the vested portion of an award may be exercised within a period of no less than twelve-months following the termination (or such longer period as determined by the plan administrator). The award shall terminate to the extent not exercised on the last day of the specified period or the last day of the original term of the award, whichever comes first. Any award designated as an incentive stock option, to the extent not exercised within the time permitted by law for the exercise of incentive stock options following the termination of employment, shall convert automatically to a nonqualified stock option and thereafter shall be exercisable as such to the extent exercisable by its terms for the period specified in the award agreement.

      Transferability of Awards. Under the 2004 Plan, incentive stock options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised during the lifetime of the participant only by the participant. Other awards shall be transferable only by will or by the laws of descent or distribution and by gift or pursuant to a domestic relations order to members of the participant’s immediate family (as defined in the 2004 Plan) to the extent determined by the plan administrator. The 2004 Plan permits the designation of beneficiaries by holders of awards, including incentive stock options.

      Section 162(m) of the Code. The maximum number of shares with respect to which options and stock appreciation rights may be granted to a participant during a calendar year is 1,500,000 shares. In addition, in connection with a participant’s commencement of continuous service, a participant may be granted options and stock appreciation rights for up to an additional 1,500,000 shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately by the plan administrator in connection with any change in our capitalization due to a stock split, stock dividend or similar event affecting our common stock and its determination shall be final, binding and conclusive. Under Code Section 162(m) no deduction is allowed in any taxable year of ours for compensation in excess of $1 million paid to our chief executive officer and our other four most highly compensated officers. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan approved by stockholders and that specifies, among other things, the maximum number of shares with respect to which options and stock appreciation rights may be granted to eligible participants under such plan during a specified period. Compensation paid pursuant to options or stock appreciation rights granted under such a plan and with an exercise price equal to the fair market value of our common stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to participants only if the stock price appreciates. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitation, if any option or stock appreciation right is canceled, the cancelled award shall continue to count against the maximum number of shares of common stock with respect to which an award may be granted to a participant.

      For awards of restricted stock and restricted stock units that are intended to be performance-based compensation under Section 162(m) of the Code, the maximum number of shares subject to such awards that may be granted to a participant during a calendar year is 1,000,000 shares. In order for restricted stock and restricted stock units to qualify as performance-based compensation, the plan administrator must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which it relates and while the outcome is substantially uncertain. In addition, the performance goal must be stated in terms of an objective formula or standard. The 2004 Plan contains a list of performance criteria that may be considered by the plan administrator when granting performance-based awards.

      Change in Capitalization. Subject to any required action by our stockholders, the number of shares of common stock covered by outstanding awards, the number of shares of common stock that have been authorized for issuance under the 2004 Plan, the exercise or purchase price of each outstanding award, the maximum number of shares of common stock that may be granted subject to awards to any participant in a calendar year, and the like, shall be proportionally adjusted by the plan administrator in the event of (i) any increase or decrease in the number of issued shares of common stock resulting from a stock split, stock dividend, combination or reclassification or similar event affecting our common stock, (ii) any other increase or decrease in the number of issued shares of common stock effected without receipt of consideration by us or (iii) as the plan administrator may determine in its discretion, any other transaction with respect to common stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any of our convertible securities shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the plan administrator and its determination shall be final, binding and conclusive.

      Corporate Transaction. Effective upon the consummation of a corporate transaction (as defined in the 2004 Plan), all outstanding awards shall terminate. However, all such awards shall not terminate to the extent the contractual obligations represented by the award are assumed by the successor entity. In the event an outstanding award is not assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award, immediately prior to the specified effective date of such corporate transaction. In the event an outstanding award is assumed or replaced by the successor entity in connection with a corporate transaction, the award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award if the participant is terminated without cause within 12 months after the effective date of such corporate transaction.

      Change in Control. In the event of a change in control (as defined in the 2004 Plan), an award shall automatically become fully vested and exercisable for all of the shares at the time represented by the award if the participant is terminated without cause within 12 months after the effective date of such change in control.

      Amendment, Suspension or Termination of the 2004 Plan. The Board may at any time amend, suspend or terminate the 2004 Plan. The 2004 Plan will terminate ten years from the date of its approval by our stockholders, unless terminated earlier by the Board. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to awards granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2004 Plan in such a manner and to such a degree as required.

Certain Federal Tax Consequences

      The following summary of the federal income tax consequences of 2004 Plan transactions is based upon federal income tax laws in effect on the date of this proxy statement. This summary does not purport to be complete, and does not discuss, state, local or non-U.S. tax consequences.

      Nonqualified Stock Options. The grant of a nonqualified stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant is subject to income taxes at the rate applicable to ordinary compensation income on the difference between the option exercise price and the fair market value of the shares on the date of exercise. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the participant’s subsequent disposition of the shares of common stock will receive long or short-term capital gain or loss treatment, depending on whether the shares are held for more than one year following exercise. We do not receive a tax deduction for any such gain.

      Incentive Stock Options. The grant of an incentive stock option under the 2004 Plan will not result in any federal income tax consequences to the participant or to us. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. The Internal Revenue Service has issued proposed regulations that would subject participants to withholding at the time participants exercise an incentive stock option for Social Security and Medicare taxes (but not income tax) based upon the excess of the fair market value of the shares on the date of exercise over the exercise price. These proposed regulations, if adopted, would be effective only for the exercise of an incentive stock option that occurs two years after the regulations are issued in final form. In the event of a disposition of stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

      If the participant fails to satisfy either of the foregoing holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (i) the difference between the amount realized on the disposition and the exercise price or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      The “spread” under an incentive stock option — i.e., the difference between the fair market value of the shares at exercise and the exercise price — is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

      Restricted Stock. The grant of restricted stock will subject the recipient to ordinary compensation income on the difference between the amount paid for such stock and the fair market value of the shares on the date that the restrictions lapse. This income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the ordinary income recognized by the recipient, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount. Any gain or loss on the recipient’s subsequent disposition of the shares will receive long or short-term capital gain or loss treatment depending on how long the stock has been held since the restrictions lapsed. We do not receive a tax deduction for any such gain.

      Recipients of restricted stock may make an election under Section 83(b) of the Code (“Section 83(b) Election”) to recognize as ordinary compensation income in the year that such restricted stock is granted, the amount equal to the spread between the amount paid for such stock and the fair market value on the date of the issuance of the stock. If such an election is made, the recipient recognizes no further amounts of compensation income upon the lapse of any restrictions and any gain or loss on subsequent disposition will be long or short-term capital gain to the recipient. The Section 83(b) Election must be made within thirty days from the time the restricted stock is issued.

      Stock Appreciation Rights. Recipients of stock appreciation rights (“SARs”) generally should not recognize income until the SAR is exercised (assuming there is no ceiling on the value of the right). Upon exercise, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such exercise. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon exercise of an SAR. Participants will recognize gain upon the disposition of any shares received on exercise of an SAR equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

      We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      Restricted Stock Units. Recipients of restricted stock units generally should not recognize income until such units are converted into cash or shares of stock. Upon conversion, the participant will normally recognize taxable ordinary income for federal income tax purposes equal to the amount of cash and fair market value the shares, if any, received upon such conversion. Participants who are employees will be subject to withholding for federal income and employment tax purposes with respect to income recognized upon conversion of the restricted stock units. Participants will recognize gain upon the disposition of any shares received upon conversion of the restricted stock units equal to the excess of (i) the amount realized on such disposition over (ii) the ordinary income recognized with respect to such shares under the principles set forth above. That gain will be taxable as long or short-term capital gain depending on whether the shares were held for more than one year.

      We will be entitled to a tax deduction to the extent and in the year that ordinary income is recognized by the participant, subject to possible limitations imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

      Dividends and Dividend Equivalents. Recipients of stock-based awards that earn dividends or dividend equivalents will recognize taxable ordinary income on any dividend payments received with respect to unvested and/or unexercised shares subject to such awards, which income is subject to withholding for federal income and employment tax purposes. We are entitled to an income tax deduction in the amount of the income recognized by a participant, subject to possible limitations imposed by

Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the individual’s total compensation is deemed reasonable in amount.

New Plan Benefits

      As of the date of this Proxy Statement, no executive officer, employee or director, and no associate of any executive officer or director, has been granted any awards, subject to stockholder approval of the proposed 2004 Plan. Because the plan administrator will make future awards at its discretion, we cannot determine the number of options and other awards that may be awarded in the future to eligible participants.

      The following table shows the estimated awards to be issued under the 2004 Plan during the 2005 calendar year (and each subsequent calendar year) to all current director nominees who are not executive officers, subject to increase or decrease in the discretion of the Board. In the event the 2004 Plan is not approved by our stockholders, the estimated awards set forth in the following table will not be issued under the 2004 Plan.

2004 Stock Incentive Plan

Number of
Name And Position	Shares

All current director nominees who are not executive officers, as a group (4 persons)	80,000 (1)

(1)	It is estimated that 50,000 shares subject to stock options will be granted annually under the 2004 Non-Employee Director Option Program beginning in 2005. The 2004 Non-Employee Director Option Program was adopted by the Board as part of the 2004 Plan and is subject to the terms and conditions of the 2004 Plan. Under the 2004 Non-Employee Director Option Program, non-employee directors will receive a stock option grant of 20,000 shares on January 10 of each year beginning in 2005. In addition, each non-employee director first elected or appointed to the Board after stockholder approval of the 2004 Plan will receive a stock option grant of 30,000 shares on the first trading day after such non-employee director is first elected or appointed to the Board. The Board has the discretion to amend the 2004 Non-Employee Director Option Program and increase or decrease the number of stock options granted to non-employee directors on an annual or other basis.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that stockholders vote FOR the approval of the 2004 Stock Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT AUDITORS

      We are asking the stockholders to ratify the Board of Directors’ selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2004. Neither Ernst & Young LLP nor any of its members has any relationship with us nor any of our affiliates, except in the firm’s capacity as our independent auditor.

      In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders’ best interests.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of our outstanding voting shares present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Fee Information

      The following table shows the fees paid or accrued by us for the audit and other services provided by our current independent auditor, Ernst & Young LLP, and our former independent auditor, KPMG LLP. In accordance with its charter, our Audit Committee pre-approves all audit and non-audit services provided by our independent auditor to ensure that our independent auditor is not engaged to perform the specific non-audit services proscribed by law or regulation. Under its charter, our Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next-scheduled meeting. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor and has concluded that it is.

Ernst & Young LLP			KPMG LLP

	2003	2002		2003	2002

Audit Fees(1)	$1,838,920	$4,000,000	Audit Fees(3)	-0-	$138,900
Audit-Related Fees	-0-	-0-	Audit-Related Fees(4)	-0-	33,000
Tax Fees(2)	21,831	-0-	Tax Fees(5)	-0-	18,850
All Other Fees	-0-	-0-	All Other Fees	-0-	-0-
Totals	$1,860,751	$4,000,000	Totals	-0-	$190,750

(1)	2003 audit fees represent fees for professional services provided in connection with the audit of our financial statements for the year ended December 31, 2003 and for review of our quarterly financial statements for quarters ended in fiscal year 2003. 2002 audit fees represent fees for professional services provided in connection with the re-audit of our financial statements for the years ended December 31, 2000 and 2001 and the audit of our financial statements for the year ended December 31, 2002.

(2)	Tax services performed by Ernst & Young LLP consisted of tax consulting.

(3)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements for the year ended December 31, 2001 and the review of our quarterly financial statements in 2002.

(4)	Audit-related services performed by KPMG LLP consisted of matters related to the 2002 investigation by our audit committee.

(5)	Tax services performed by KPMG LLP consisted of preparation of tax returns and tax consulting.

      None of the services related to audit-related fees, tax fees and all other fees described above were approved by our audit committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

Dismissal of KPMG

      KPMG LLP (“KMPG”) previously served as our independent auditor. Our Board of Directors, upon recommendation of the Audit Committee, approved the dismissal of KPMG as our independent auditor, effective March 7, 2003.

      KPMG’s report on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

      As we previously reported in a press release dated December 12, 2002, KPMG notified the Audit Committee, by letter dated December 11, 2002 (the “KPMG Letter”), that KPMG’s report dated

February 19, 2002, except as to notes 1 and 15, which are dated as of March 25, 2002, on our consolidated financial statements as of December 31, 2001, and for the year then ended, had been withdrawn and could no longer be relied upon. KPMG also advised the Audit Committee that it believed that sufficient evidence existed to conclude that our consolidated financial statements for the quarters ended March 31, 2002 and June 30, 2002 should not be relied upon. KPMG stated that it was unable to rely on the representations of our senior management and would continue to act as our independent auditor only if those concerns were satisfactorily resolved. KPMG subsequently notified us by letter dated September 16, 2003 that KPMG’s report dated February 19, 2002, except as to notes 1 and 15, which are dated as of March 25, 2002, on our consolidated financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1999, could no longer be relied upon.

      On March 14, 2003, we filed with the Securities and Exchange Commission a report on Form 8-K, which was amended on May 1, 2003 and May 16, 2003 (the “Form 8-K”). The Form 8-K stated that KPMG had concluded that it was unable to rely on the representations of our management, based upon the totality of the circumstances described below.

Revenue Recognition

•	KPMG expressed concern in the KPMG Letter that we had recorded sales to customers of products that remained in company-controlled facilities at the time of KPMG’s performance of its most recent review procedures.

•	KPMG expressed concern in the KPMG Letter that we had recorded sales to customers of products that were shipped to company-controlled facilities, and then not delivered to the customers until a subsequent accounting period, remaining in company-controlled facilities as of the close of the accounting period in which the sales were recorded.

•	KPMG expressed concern in the KPMG Letter that we engaged in two transactions to acquire assets from customers concurrent with the sale by us of products to such customers, but that only the sales to the customers were recorded in our accounting records at the time of the sales, while the concurrent acquisitions of products from the customer were recognized in a different accounting period.

•	KPMG expressed concern in the KPMG Letter that all of the revenue related to certain multiple-element sales was fully recorded in a single accounting period, though certain of the components were not delivered until a subsequent accounting period.

•	KPMG expressed concern in the KPMG Letter that sales to one customer ultimately were delivered to a warehouse secured and paid for by one of our sales representatives, for which the sales representative was reimbursed through his expense report, and that the accounting records noted that the sale was delivered to the customer location.

Expense Recognition

•	KMPG expressed concern in the KPMG Letter that notations on supporting documentation for at least two expense transactions could be interpreted to indicate that our senior management had instructed subordinates to record the related transactions outside of our normal policies and procedures, and potentially not in accordance with generally accepted accounting principles.

•	KPMG expressed concern in the KPMG Letter that expenses associated with certain products or services purchased by us knowingly were not accrued in the proper accounting period.

Accounts Receivable

•	KPMG expressed concern in the KPMG Letter that in two instances we had recorded cash receipts from customers as a reduction of accounts receivable near quarter end, where, at least in one instance, management knew the underlying check had been rejected by the bank for insufficient funds prior to the issuance of our financial statements and the filing of our corresponding report on Form 10-Q.

•	KPMG expressed concern in the KPMG Letter that there were cash receipts from customers recorded as a reduction of accounts receivable if the customer check was dated prior to the end of the accounting period, even though physical receipt of the check occurred after the end of the accounting period.

•	KPMG expressed concern in the KPMG Letter that one customer concession had been granted by senior management some period of time after the date of the original sale to facilitate payment of an outstanding account receivable by the customer, and that the concession was recorded in a period subsequent to when the cash receipt was recorded, despite the apparent linkage between the concession and the payment of cash by the customer.

      The Form 8-K indicated that the Audit Committee had investigated the matters described above and expressed certain views with respect to such matters, including that the Audit Committee disagreed with KPMG’s conclusion that it could not rely on the representations made by our then-senior management. The Form 8-K also stated that the Audit Committee had discussed with KPMG the subject matter of the disagreement, and that we had asked our new independent auditor, Ernst & Young LLP, to consider the issues raised in the KPMG letter in connection with its reaudit of our financial statements for the fiscal years ended December 31, 2000 and 2001 and the audit for the fiscal year ended December 31, 2002. In addition, the Form 8-K stated that we had authorized KPMG to respond fully to the inquiries of Ernst & Young LLP concerning the matters described above.

      Our Audit Committee has since overseen an additional investigation regarding the matters described above, and discussed extensively with Ernst & Young LLP the results of its reaudit of our financial statements for the fiscal years ended December 31, 2000 and 2001 and audit for the fiscal year ended December 31, 2002. In view of that substantial additional work performed since the KPMG dismissal, and the various adjustments to the previously audited financial statements, the Audit Committee has reconsidered the views and conclusions expressed in the Form 8-K. The views expressed in this proxy statement are the only views on the subject that the Audit Committee currently holds.

      At the time of its dismissal, KPMG had expressed the conclusions that the previously prepared financial statements did not reflect either the facts or substance of certain transactions, and that it was unable to rely on representations that our then-senior management had confirmed to the best of its knowledge and belief. The Audit Committee and KPMG discussed KPMG’s conclusion that KPMG was unable to rely on representations of our then-senior management. However, after its receipt of the KPMG Letter, the Audit Committee was unable to discuss with KPMG the specific transactions described in the KPMG Letter, because KPMG declined to resume any services on our behalf unless and until KPMG’s concerns regarding its ability to rely on representations of our then-senior management had been resolved to KPMG’s satisfaction. Please note that KPMG has provided to us the letter included in Appendix D attached hereto, in which KPMG states, among other things, that the preceding sentence “is inaccurate in that [KPMG] did, in fact, discuss with the Audit Committee many of the specific transactions described in the KPMG Letter when it was delivered to the Audit Committee on December 11, 2002, and as well as on several occasions prior to that date. [KPMG] also never expressed to the Audit Committee [KPMG’s] unwillingness to discuss the specific transactions subsequent to that date.”

      In light of the totality of the information now available, including the revised financial statements for 1999 and subsequent periods, the Audit Committee now agrees with KPMG’s conclusion that the previously prepared financial statements did not reflect either the facts or substance of certain transactions. Therefore, under the circumstances, it does not disagree with the conclusion that KPMG could not rely on certain of the factual statements included in management’s representations, including those to the effect that the financial statements conformed with generally accepted accounting principles.

      Other than as described above, there have been no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years and the subsequent interim period prior to KPMG’s dismissal.

Statement from KPMG

      As noted above, in response to the description included above under “Dismissal of KPMG,” KPMG provided to us the letter included in Appendix D attached hereto.

Appointment of Ernst & Young LLP

      The Board of Directors, upon recommendation of the Audit Committee, approved the appointment of Ernst & Young LLP as our new independent auditor, effective April 1, 2003. During our two most recent fiscal years and the subsequent interim period prior to the appointment of Ernst & Young LLP, we did not consult with Ernst & Young LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Recommendation of the Board of Directors

      The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2004.

PROPOSAL NO. 4

OTHER MATTERS

      We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the Proxyholders to vote the shares of common stock represented by Proxies as our Board of Directors may recommend. By the execution of the enclosed Proxy, you grant discretionary authority to the Proxyholders with respect to such other matters.

PRINCIPAL STOCKHOLDERS

      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of June 30, 2004, unless otherwise noted, by:

•	each stockholder known to us to own beneficially more than 5% of our common stock;

•	each of our directors, nominees and executive officers;

•	each of our Named Executive Officers listed in the “Summary 2003 Compensation Table” included in this proxy statement; and

•	all of our current directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power relating to securities. Shares of common stock subject to options or convertible securities currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage of the person holding such securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the directors, nominees, executive officers or named executed officers listed below owns any shares of common stock of record but not beneficially. Except as otherwise noted below, the address of each person or entity listed on the table is 201 Technology Drive, Irvine, California 92618.

	Amount and Nature
	of Beneficial	Percentage
Name and Address	Ownership(1)	of Total

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
Robert F. Byrnes(2)	301,613	1.3%
John R. Daniels, M.D.(3)	—	*
Craig T. Davenport(4)	225,000	*
Terrence A. Noonan(5)	—	—
Michael J. Strauss, M.D.(6)	65,000	*
Thomas R. Testman(7)	10,000	*
William J. Nydam(8)	239,583	*
Katherine Greenberg(9)	88,542	*
All current directors and executive officers as a group (8 persons)(10)	929,738	3.8%
NAMED EXECUTIVE OFFICERS WHO NO LONGER ARE EXECUTIVE OFFICERS
Kevin M. Quilty(11)	214,375	*
Paul W. Mikus(12)	740,000	3.0%
John V. Cracchiolo(13)	385,000	1.6%
5% STOCKHOLDERS
State of Wisconsin Investment Board(14)	3,075,500	12.8%
P.O. Box 7842
Madison, WI 53707
Entities affiliated with Safeco Corporation(15)	1,628,745	6.8%
Safeco Plaza
Seattle, WA 98185
Entities affiliated with Prudential Financial, Inc.(16)	1,486,800	6.2%
751 Broad Street
Newark, NJ 07102
Jennison Associates LLC(17)	1,484,700	6.2%
466 Lexington Avenue
New York, NY 10017
Entities affiliated with Ferrer Freeman & Company, LLC(18)	1,443,533	6.0%
10 Glenville Street
Greenwich, CT 06831
Entities and individuals affiliated with SC Fundamental LLC(19)	1,325,000	5.5%
747 Third Avenue, 27th Floor
New York, NY 10017

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock relating to options or convertible securities currently exercisable, or exercisable within 60 days of June 30, 2004, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of June 30, 2004, there were 24,007,482 shares of our common stock outstanding.

(2)	Includes 15,000 shares subject to options that are exercisable within 60 days after June 30, 2004.

(3)	Dr. Daniels has served as a director since January 2004. Mr. Daniels received an option to purchase 20,000 shares of common stock granted on January 19, 2004, of which no shares are exercisable within 60 days after June 30, 2004.

(4)	Represents 225,000 shares subject to options that are exercisable within 60 days after June 30, 2004.

(5)	Mr. Noonan has served as a director since September 2003. Mr. Noonan received an option to purchase 20,000 shares of common stock granted on September 23, 2003, of which no shares are exercisable within 60 days after June 30, 2004.

(6)	Includes 50,000 shares subject to options that are exercisable within 60 days after June 30, 2004.

(7)	Represents 10,000 shares subject to options that are exercisable within 60 days after June 30, 2004.

(8)	Represents 239,583 shares subject to options that are exercisable within 60 days after June 30, 2004.

(9)	Represents 88,542 shares subject to options that are exercisable within 60 days after June 30, 2004.

(10)	Includes 628,125 shares subject to options that are exercisable within 60 days after June 30, 2004. Beneficial ownership of our common stock by Messrs. Mikus, Quilty and Cracchiolo is not included in this calculation as they no longer are executive officers.

(11)	Represents 214,375 shares subject to options that are exercisable within 60 days after June 30, 2004.

(12)	Includes 565,000 shares subject to options that are exercisable within 60 days after June 30, 2004.

(13)	Represents 385,000 shares subject to options that we granted to Mr. Cracchiolo on October 30, 2003 pursuant to the terms of Mr. Cracchiolo’s employment agreement with us. All of such options were exercisable on the date on which such options were granted, subject to compliance with applicable federal and state securities laws.

(14)	Pursuant to a Schedule 13G/ A filed on February 11, 2004 with the SEC, the State of Wisconsin Investment Board reported sole voting and dispositive power over 3,075,500 shares.

(15)	Pursuant to a joint Schedule 13G/ A filed on February 6, 2004 with the SEC: (i) Safeco Common Stock Trust reported that it had shared voting and dispositive power over 849,525 shares; (ii) Safeco Asset Management Company reported that it had shared voting and dispositive power over 1,356,645 shares; and (iii) Safeco Corporation reported shared voting and dispositive power over 1,628,745 shares.

(16)	Pursuant to a Schedule 13G filed on February 10, 2004 with the SEC, Prudential Financial, Inc. reported that it had sole voting and dispositive power over 376,300 shares and shared voting and dispositive power over 1,110,500 shares as the direct or indirect parent of various registered investment advisers and broker-dealers and through its beneficial ownership of the Prudential Insurance Company of America.

(17)	Pursuant to a Schedule 13G filed on February 17, 2004 with the SEC: (i) Jennison Associates LLC had sole voting power and shared dispositive power over 1,484,700 shares; and (ii) the Prudential Insurance Company of America, or Prudential, owns 100% of the equity interests of Jennison Associates LLC, and, as a result, Prudential may be deemed to have the power to exercise or to direct the exercise of the voting and dispositive power that Jennison Associates LLC has with respect to Endocare shares.

(18)	Pursuant to a joint Schedule 13G filed on April 1, 2002 with the SEC: (i) FFC Partners I, L.P. reported that it had sole voting power over 1,386,186 shares and sole dispositive power over 1,331,204 shares; (ii) FFC Executive Partners I, L.P. reported sole voting power over 57,347 shares and sole dispositive power over 55,072 shares; and (iii) Ferrer Freeman & Company, LLC reported shared voting power over 1,443,533 shares and shared dispositive power over 1,386,276 shares.

(19)	Pursuant to a joint Schedule 13G filed on March 4, 2004 with the SEC: (i) SC Fundamental Value Fund, L.P. reported that it had sole voting and dispositive power over 598,000 shares; (ii) SC Fundamental LLC reported that it had shared voting and dispositive power over 598,000 shares; (iii) SC Fundamental Value BVI, Ltd. reported that it had sole voting and dispositive power over 702,000 shares; (iv) SC-BVI Partners reported that it had shared voting and dispositive power over 702,000 shares; (v) PMC-BVI, Inc. reported that it had shared voting and dispositive power over

702,000 shares; (vi) SC Fundamental Value BVI, Inc., reported that it had shared voting and dispositive power over 702,000 shares; (vii) Peter M. Collery reported that he had shared voting and dispositive power over 1,325,000 shares; (viii) Neil H. Koffler reported that he had shared voting and dispositive power over 1,300,000 shares; and (ix) SC Fundamental LLC Employee Savings and Profit Sharing Plan reported that it had sole voting and dispositive power over 25,000 shares.

EXECUTIVE OFFICERS

      Our executive officers as of June 30, 2004 are as follows:

Name	Age	Position with Endocare

Craig T. Davenport	51	Chairman and Chief Executive Officer
William J. Nydam	54	President and Chief Operating Officer
Katherine Greenberg	52	Senior Vice President, Chief Financial Officer and Secretary

      Craig T. Davenport has served as our chief executive officer since December 2003 and as our chairman since January 2004. For additional information regarding Mr. Davenport, see above under “Directors and Nominees.”

      William J. Nydam has served as president and chief operating officer since March 2003. Mr. Nydam also currently is a board member and the chairman of the audit committee of Specialty Laboratories, Inc. Prior to joining us, Mr. Nydam was president and chief executive officer of Pulse Metric, Inc., a cardiovascular device company, from September 2001 to December 2002. Mr. Nydam previously served as senior vice president for Science Applications International Corporation, an employee-owned research and engineering firm, from September 1999 to August 2001. Prior to that time, Mr. Nydam worked for Premier, Inc., a national alliance of healthcare providers, where he served as executive vice president from April 1996 to August 1999, chief operating officer from May 1992 to March 1996 and senior vice president and chief financial officer from January 1986 to April 1992. Mr. Nydam holds a B.S. degree in accounting and an M.B.A. from the University of California at Berkeley and is a certified public accountant.

      Katherine Greenberg joined us in March 2003 as senior vice president and chief financial officer and has served as secretary since June 2003. Prior to joining us, Ms. Greenberg worked for Junum, Inc., a technology-based financial services company, where she served as chief financial officer and financial consultant from October 2001 to November 2002. She served as chief financial officer of Fastpoint Communications, Inc., an Internet services provider, from February 2000 to December 2002. Fastpoint filed a voluntary bankruptcy petition under Chapter 11 in December 2000 and the bankruptcy court approved its plan of reorganization in 2002. From February 1999 to February 2000, Ms. Greenberg served as vice president and controller, information technology group at The Capital Group Companies, Inc., a private investment management firm. From February 1998 to February 1999, Ms. Greenberg worked as vice president and chief financial officer of Justice Technology, Inc., an international telecommunications service provider. From January 1987 to December 1997, Ms. Greenberg worked for DePuy, Inc.’s DePuy ACE division, an orthopedic device manufacturer, serving as divisional chief financial officer and executive vice president, finance and operations. Ms. Greenberg holds a B.A. degree in philosophy from Mount Holyoke College and an M.B.A. from Columbia Business School and is a certified public accountant.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

      The following table sets forth summary information regarding the compensation earned by our chief executive officer and each of our other most highly compensated executive officers employed by us as of December 31, 2003 and whose salary and bonus for the fiscal year ended December 31, 2003 was in excess of $100,000 for their services rendered in all capacities to us. This table also sets forth summary information for: Kevin Quilty, our senior vice president, sales and marketing, who served as an executive officer for a portion of 2003; Paul Mikus, our former chief executive officer; and John Cracchiolo, our former chief operating officer, chief financial officer and secretary. No executive officers who would have otherwise been included in this table on the basis of salary and bonus earned for the fiscal 2003 year have been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals are hereinafter referred to as the “Named Executive Officers.”

Summary 2003 Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Award Securities
				Other Annual	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options/SARS(3)		Compensation

Craig T. Davenport(4)	2003	$12,500	$174,450	—	900,000		$218,876	(13)
Chairman and Chief					100,000
Executive Officer
William J. Nydam(5)	2003	$202,769	$55,766	$10,946	500,000		$7,094	(14)
President and Chief					250,000
Operating Officer
Katherine Greenberg(6)	2003	$154,162	$61,423	$3,042	250,000		$5,144	(14)
Senior Vice President,
Chief Financial
Officer and Secretary
Kevin M. Quilty(7)	2003	$200,000	—	$6,088	50,000		$77,085	(14)(15)
Senior Vice President,	2002	217,667	24,000	5,025	40,000		8,650	(14)
Sales and Marketing	2001	150,545	50,674	2,100	200,000		6,687	(14)
Paul W. Mikus(8)	2003	$145,833	$53,081	$3,850	—		$787,714	(14)(16)(17)(18)
Former Chairman,	2002	239,583	20,000	6,325	200,000	(10)	13,501	(14)
President and Chief	2001	174,025	64,860	6,600	—		67,430	(14)(17)(20)
Executive Officer
John V. Cracchiolo(9)	2003	$123,333	$37,369	—	385,000	(11)	$726,892	(14)(16)(17)(19)
Former Chief Operating	2002	210,833	26,400	—	35,000	(12)	8,790	(14)
Officer and Chief	2001	$95,000	$43,115	—	350,000	(12)	$4,103	(14)
Financial Officer

(1)	Bonus amounts were earned and accrued for each quarter of the fiscal year in which reported, but bonuses for the fourth quarter of the fiscal year were paid after the close of that fiscal year.

(2)	This amount represents an automobile allowance.

(3)	We do not grant Stock Appreciation Rights.

(4)	Mr. Davenport joined us in December 2003 as our chief executive officer and became our chairman in January 2004.

(5)	Mr. Nydam joined us in March 2003 as our president and chief operating officer.

(6)	Ms. Greenberg joined us in March 2003 as our senior vice president and chief financial officer and has served as secretary since June 2003.

(7)	Mr. Quilty joined us in February 2001 as senior vice president, sales and marketing.

(8)	Mr. Mikus resigned as our president and chief executive officer in March 2003 and resigned as our chairman in September 2003.

(9)	Mr. Cracchiolo joined us in June 2001 as chief operating officer, chief financial officer and secretary. Mr. Cracchiolo resigned as chief operating officer and chief financial officer in March 2003 and ceased to serve as secretary in June 2003, but remained an employee in the position of president, radiology division until July 31, 2003.

(10)	These options were cancelled effective July 31, 2003, as described below under “Employment Contracts, Severance Agreements and Change of Control Arrangements.”

(11)	As described below under “Employment Contracts, Severance Agreements and Change of Control Arrangements,” pursuant to the terms of Mr. Cracchiolo’s employment agreement, on October 30, 2003 we granted to Mr. Cracchiolo fully-vested options to acquire 385,000 shares of our common stock, at an exercise price of $4.50 per share, in exchange for the cancellation of options to acquire 385,000 shares previously granted to Mr. Cracchiolo in 2001 and 2002. Since Mr. Cracchiolo’s employment was terminated effective July 31, 2003, the fair value of the options granted to him following his termination date was expensed in the third quarter of 2003. Total compensation charge related to these options totaled approximately $1,715,000 and was fixed at the date of issuance. The value of the options were measured using the Black Scholes model with the following assumptions: stock volatility: 1.58, risk free rate: 4.29, expected lives: 10 years, stock yield: 0.

(12)	These options were cancelled effective March 3, 2003, as described below under “Employment Contracts, Severance Agreements and Change of Control Arrangements.”

(13)	Represents consulting payments that we made to Mr. Davenport before he became our chief executive officer, pursuant to the terms of a consulting agreement that we entered into with Mr. Davenport in August 2003.

(14)	The amounts include the value of our contributions on behalf of each Named Executive Officer under our 401(k) plan, medical plan and group term life insurance plan. These contributions were: for Mr. Nydam, $7,094 in 2003; for Ms. Greenberg, $5,144 in 2003; for Mr. Quilty, $9,553 in 2003, $8,650 in 2002 and $6,687 in 2001; for Mr. Mikus, $6,208 in 2003, $13,501 in 2002 and $9,846 in 2001; and for Mr. Cracchiolo, $6,208 in 2003, $8,790 in 2002 and $4,103 in 2001. In addition, each of the Named Executed Officers was entitled to be reimbursed by us for dental and vision care, but the amounts that we actually reimbursed during each year were not material individually or in the aggregate.

(15)	Includes commission payments based on gross revenues totaling $67,532 paid to Mr. Quilty in 2003 under the terms of his employment agreement Mr. Quilty did not earn a separate bonus in 2003.

(16)	Includes $4,355 and $5,367 in COBRA payments made in 2003 on behalf of Mr. Mikus and Mr. Cracchiolo, respectively.

(17)	Includes vacation payouts of $25,975 in 2001 and $25,356 in 2003 to Mr. Mikus and a vacation payout of $10,061 in 2003 to Mr. Cracchiolo.

(18)	Includes severance and consulting payments, plus interest earned while funds were held in escrow, of $751,795 to Mr. Mikus.

(19)	Includes severance payment, plus interest earned while funds were held in escrow, of $617,475 to Mr. Cracchiolo and a relocation allowance of $86,881 paid to Mr. Cracchiolo.

(20)	Includes forgiveness in 2001 of a loan made to Mr. Mikus in 1998 plus interest thereon; the total amount forgiven was $36,609.

Stock Option Grants

      The following table sets forth information concerning each grant of stock options made during 2003 to each of the Named Executive Officers.

Option Grants in Last Fiscal Year

		Percent of
		Total			Potential Realizable Value
		Options			at Assumed Annual Rates
	Number of	Granted			of Stock Price
	Shares	to	Exercise		Appreciation For Option
	Underlying	Employees	Price Per		Terms($)(4)
	Options	in Fiscal	Share	Expiration
Name	Granted(1)	Year(2)	($/Share)(3)	Date	5%	10%

Craig T. Davenport	1,000,000 (5)	35.36%	$4.27	12/15/2013	$2,685,380	$6,805,280
William J. Nydam	750,000 (6)	26.52%	$2.25	3/3/2013	$1,061,260	$2,689,440
Katherine Greenberg	250,000	8.84%	$2.25	3/3/2013	$353,753	$896,480
Kevin M. Quilty	50,000	1.77%	$2.25	3/3/2013	$70,751	$179,296
Paul W. Mikus	—	—	—	—	—
John V. Cracchiolo	385,000 (7)	13.61%	$4.50	10/30/2013	$1,089,560	$2,761,159

(1)	All options become fully vested and exercisable upon (i) a dissolution, liquidation or sale of substantially all our assets, (ii) any reorganization, merger or consolidation in which we do not survive or in which our shares outstanding prior to the transaction are converted into other property or (iii) an acquisition of 50% or more of our stock. Unless otherwise noted, prior to and in the absence of such merger, sale or acquisition, the options vest over a four-year period, with 25% to vest on the one year anniversary date and the remaining 75% to vest in equal monthly installments thereafter over the following three years. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee’s cessation of service with us. The shares subject to each option become exercisable only if vested.

(2)	Percentages are based on an aggregate of 2,828,000 options granted to our employees under our 1995 Stock Plan during 2003 and options granted to Messrs. Davenport, Nydam and Cracchiolo and to Ms. Greenberg outside of our 1995 Stock Plan during 2003.

(3)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a broker-assisted cashless exercise procedure involving a same-day sale of the purchased shares. We may also finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares and the federal and state tax liability incurred in connection with such exercise.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. We do not provide assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(5)	900,000 of these options vest as follows: 25% of the options vest on December 15, 2003; and 1/48th of the options vest beginning on January 15, 2005 and at the end of each monthly anniversary thereafter. The remaining 100,000 of these options vest upon the first to occur of the attainment of mutually-agreed performance objectives or December 15, 2008.

(6)	500,000 of the options have the standard vesting schedule described above in footnote 1. The remaining 250,000 of these options vest upon the first to occur of the attainment of mutually-agreed performance objectives or March 3, 2008.

(7)	As described above under “Executive Compensation” and below under “Employment Contracts, Severance Agreements and Change of Control Arrangements,” pursuant to the terms of Mr. Cracchiolo’s employment agreement, on October 30, 2003 we granted to Mr. Cracchiolo fully-vested options to acquire 385,000 shares of our common stock, at an exercise price of $4.50 per share, in exchange for the cancellation of options to acquire 385,000 shares previously granted to Mr. Cracchiolo.

Aggregate Option Exercises in 2003 and Option Values at December 31, 2003

      The following table sets forth certain information, with respect to the Named Executive Officers, concerning the exercise of options during our 2003 fiscal year and unexercised options held by them at the end of that fiscal year. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options as of
	Shares		Options as of 31-Dec-03		December 31, 2003(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig T. Davenport	—	—	225,000	775,000	—	—
William J. Nydam	—	—	—	750,000	—	$1,297,500
Katherine Greenberg	—	—	—	250,000	—	$432,500
Kevin M. Quilty	—	—	156,666	133,334	—	$86,500
Paul W. Mikus	—	—	565,000	—	$1,546,500	—
John V. Cracchiolo	—	—	385,000	—	—	—

(1)	Based on the market price of $3.98 per share, which was the average of the high and low bid prices per share of common stock as reflected on December 31, 2003. Our common stock has not traded on the Nasdaq National Market since December 11, 2002 and was subsequently delisted. As such, the values listed above reflect the trading price of our delisted shares and may or may not reflect the true value of our common stock.

Employment Contracts, Severance Agreements and Change of Control Arrangements

      In connection with option grants, we have entered into stock option agreements with each employee holding one or more outstanding options under the 1995 Stock Plan, including our Named Executive Officers, pursuant to which such options will automatically vest on an accelerated basis in the event of the following:

•	a dissolution, liquidation or sale of substantially all our assets;

•	any reorganization, merger or consolidation in which we do not survive or in which our shares outstanding immediately prior to the transaction are converted into other property; or

•	an acquisition of 50% or more of our stock.

      We have not entered into employment or severance agreements with any of the Named Executive Officers, except as described below.

Employment Agreement with Mr. Davenport

      We have entered into an employment agreement with Mr. Davenport, dated as of December 15, 2003. Under his employment agreement, Mr. Davenport’s initial base salary is $300,000 per year, and Mr. Davenport is eligible to receive an annual bonus of up to 45% of his base salary. In addition, the employment agreement provides for a cash signing and relocation bonus of $174,450, payable on

December 15, 2003. The employment agreement also provides that we will reimburse Mr. Davenport for interim housing and other temporary living expenses, in an aggregate amount of up to $36,000.

      Mr. Davenport’s employment agreement provides that Mr. Davenport will receive options to purchase 900,000 shares of our common stock, at an exercise price per share equal to $4.27. These options vested as to 25% of the shares on December 15, 2003 and vest as to 1/48th of the shares beginning on January 15, 2005 and at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Mr. Davenport’s employment.

      Mr. Davenport’s employment agreement also provides that Mr. Davenport will receive additional options to purchase 100,000 shares of our common stock, at an exercise price per share equal to $4.27. These options vest upon the first to occur of the attainment of performance objectives that have been mutually agreed upon by us and Mr. Davenport or December 15, 2008. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Mr. Davenport’s employment.

      Mr. Davenport’s employment agreement also provides that, if we terminate Mr. Davenport’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Davenport terminates his employment for “good reason” (as defined in the employment agreement), or if Mr. Davenport dies or becomes disabled as a direct result of business-related activities, then, during the “severance period” (i) we will continue to pay to Mr. Davenport his base salary and annual bonus and make available to Mr. Davenport the benefits made generally available by us to our employees, and (ii) all of his current options, covering 1,000,000 shares of common stock, as well as his subsequently granted options, will continue to vest during the severance period. Mr. Davenport, at his option, may elect to have the cash severance described above paid in one lump sum payment within five business days of the applicable termination of his employment. If the date of Mr. Davenport’s termination is on or before December 15, 2004, then the term “severance period” means the period beginning on the date of Mr. Davenport’s termination and ending on December 15, 2005. If the date of Mr. Davenport’s termination is after December 15, 2004, then the term “severance period” means the twelve (12)-month period immediately following the date of Mr. Davenport’s termination.

      Prior to his employment with us, we paid to Mr. Davenport $218,876 pursuant to a consulting agreement that we entered into with Mr. Davenport in August 2003.

Employment Agreement with Mr. Nydam

      We have entered into an employment agreement with Mr. Nydam, dated as of March 3, 2003. Under his employment agreement, Mr. Nydam’s initial base salary is $240,000 per year, and Mr. Nydam is eligible to receive an annual bonus of up to 40% of his base salary. In addition, the employment agreement provides for a cash signing bonus of $15,000, and a cash performance bonus of $10,000 promptly after we are in full compliance with our obligations as a reporting company pursuant to the Securities Exchange Act of 1934, as amended.

      Mr. Nydam’s employment agreement provides that Mr. Nydam will receive options to purchase 500,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Mr. Nydam’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Mr. Nydam’s employment.

      Mr. Nydam’s employment agreement also provides that Mr. Nydam will receive additional options to purchase 250,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest upon the attainment of performance objectives that have been mutually agreed upon by us and Mr. Nydam, or 5 years, whichever occurs first. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Mr. Nydam’s employment.

      Mr. Nydam’s employment agreement also provides that, if we terminate Mr. Nydam’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Nydam terminates his employment for “good reason” (as defined in the employment agreement), then, during the 12-month period immediately following the date of Mr. Nydam’s termination, (i) we will continue to pay to Mr. Nydam his base salary and make available to Mr. Nydam the benefits made generally available by us to our employees, and (ii) his first group of options, covering 500,000 shares of common stock, will continue to vest for a one year period following such termination.

Employment Agreement with Ms. Greenberg

      We have entered into an employment agreement with Ms. Greenberg, dated as of March 25, 2003 and amended as of September 14, 2003. Under her employment agreement, Ms. Greenberg’s initial base salary is $185,000 per year, and Ms. Greenberg is eligible to receive an annual bonus of up to 40% of her base salary.

      Ms. Greenberg’s employment agreement provides that Ms. Greenberg will receive options to purchase 250,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Ms. Greenberg’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control of us. These options expire on the tenth anniversary of Ms. Greenberg’s employment.

      Ms. Greenberg’s employment agreement also provides that, if we terminate Ms. Greenberg’s employment other than for “cause” (as defined in the employment agreement) or if Ms. Greenberg terminates her employment within six months of the occurrence of an event that constitutes “good reason” (as defined in the employment agreement), then, during the 12-month period immediately following the date of Ms. Greenberg’s termination, (i) we will continue to pay to Ms. Greenberg her base salary and make available to Ms. Greenberg the benefits made generally available by us to our employees, and (ii) her options will continue to vest for a one year period following such termination. In June 2004, we entered into a letter agreement with Ms. Greenberg pursuant to which we agreed to toll until August 15, 2004 the six-month notice period applicable to termination for “good reason” with respect to any facts or circumstances that arose from December 2003 through February 2004.

Employment Agreement with Mr. Quilty

      We have entered into an employment agreement, dated as of March 25, 2003, with Mr. Quilty. Under this agreement, we are required to pay to Mr. Quilty a base salary equal to $200,000 per annum, and Mr. Quilty is eligible to receive a commission equal to 0.3% of gross domestic revenue, subject to Mr. Quilty’s attainment of a minimum of 70% of the gross revenue objectives mutually agreed upon between Mr. Quilty and us. In addition, Mr. Quilty is eligible for an incremental commission of 1.0% of all gross revenues in excess of plan, assuming that he meets mutually agreed expense containment objectives.

      Mr. Quilty’s employment agreement also provides that, if we terminate Mr. Quilty’s employment other than for “cause” (as defined in the employment agreement) prior to March 25, 2004 or if Mr. Quilty terminates his employment for “good reason” (as defined in the employment agreement) prior to March 25, 2004, then, during the period of time from the termination date until March 25, 2004, we will continue to (i) pay to Mr. Quilty his base salary, and (ii) make available to Mr. Quilty the benefits made generally available by us to our employees, to the extent permitted under applicable law and the terms of the benefit plans. Notwithstanding the foregoing, if at any time (whether before, on or after March 25, 2004) we terminate Mr. Quilty’s employment other than for “cause” or Mr. Quilty terminates his employment for “good reason,” then Mr. Quilty is entitled to a minimum of six months’ worth of severance, including continued payment of his base salary and continued benefits.

Separation Agreement, Consulting Agreement, General Release of Claims and Escrow Agreement with Mr. Mikus

      Mr. Mikus resigned as our president and chief executive officer in March 2003 to facilitate the appointment of our new management team. We determined that a new management team would provide the best opportunity for us to restore in a timely manner our audited financial statements, Nasdaq Stock Market listing and good standing in the investment community, while continuing to manage for growth in our business.

      Mr. Mikus resigned as chairman and a director and employee of ours on September 23, 2003 in order to complete an orderly transition of responsibilities to our new management team and to facilitate the appointment to our board of directors of Terrence A. Noonan, given that at that time our Bylaws provided that the maximum number of directors was seven.

      We have entered into a separation agreement and a consulting agreement with Mr. Mikus, each effective as of July 31, 2003. Under the separation agreement, Mr. Mikus is entitled to receive a $375,000 severance payment, in addition to all accrued and unpaid wages and unused vacation time. The separation agreement provides that Mr. Mikus waives all rights to which he is or may at any time be entitled under our 2002 Separation Benefits Plan, which is described below.

      The consulting agreement provides that, during the one-year term of the consulting agreement, Mr. Mikus will not engage in any activity specifically utilizing argon-based cryosurgical equipment or technology that directly competes with our argon-based cryosurgical equipment products, and Mr. Mikus will not solicit for employment or recommend for employment any person employed by us during such person’s employment with us (or any our affiliates) or for one (1) year thereafter. The consulting agreement also requires during its term that Mr. Mikus provide consulting services at the direction of our management for a minimum of eight hours per calendar quarter. In exchange for the covenant not to compete and the consulting services, Mr. Mikus is entitled to receive a $375,000 upfront payment. In addition, the consulting agreement provides for continued participation in our fringe benefit plans for 24 months, to the extent permitted under applicable law and the terms of such plans. In the event that continued participation in our insurance benefit plans is not permissible, then Mr. Mikus will receive a monthly payment from us in an amount sufficient to enable him to purchase insurance coverage that is substantially equivalent to what he would have received had he been able to continue to participate in our plans. This coverage also will extend to Mr. Mikus’ spouse and dependents who were covered by the relevant fringe benefit plan on July 31, 2003. The consulting agreement also provides that 565,000 of Mr. Mikus’ outstanding vested stock options will continue to remain outstanding, and 200,000 of Mr. Mikus’ outstanding stock options are cancelled, effective as of the date of the consulting agreement. Under the consulting agreement, we will bear all costs and expenses incurred in connection with Mr. Mikus’ performance of consulting services, provided that Mr. Mikus will not incur aggregate expenses in excess of $2,500 without our prior written consent.

      The separation agreement and the consulting agreement further provide that Mr. Mikus will be required to repay the severance payment and consulting fees described above upon either (i) Mr. Mikus’ conviction in a court of law, or entering a plea of guilt or no contest to, any crime directly relating to his activities on our behalf during his employment with us, or (ii) successful prosecution of an enforcement action by the Securities and Exchange Commission against Mr. Mikus.

      In connection with the separation agreement, Mr. Mikus also executed a General Release of Claims, effective September 23, 2003, which provides that Mr. Mikus releases us and certain other parties from all claims Mr. Mikus may have against us and such other parties arising on or prior to September 23, 2003.

      Also on September 23, 2003, we entered into an escrow agreement with Mr. Mikus, which provides that the $375,000 severance payment owed under the separation agreement and the $375,000 upfront consulting fee owed under the consulting agreement will be held in an escrow account and shall not be released to Mr. Mikus before March 8 or 9, 2004, unless we have been advised by the Securities and Exchange Commission before March 1, 2004, that it will not be initiating a proceeding against Mr. Mikus and no other repayment event under the separation agreement and consulting agreement has occurred. On March 8, 2004, the $375,000 severance payment and the $375,000 upfront consulting fee were released to Mr. Mikus from escrow, in accordance with the escrow agreement.

      On October 10, 2003, we amended the consulting agreement with Mr. Mikus to provide that if we request consulting services in excess of the eight hours per calendar quarter, Mr. Mikus will perform such services at a rate of $2,000 per day.

Employment Agreement with and Termination of Mr. Cracchiolo

      We have entered into an employment agreement, dated as of March 3, 2003, with Mr. Cracchiolo. Under this agreement, we are required to pay to Mr. Cracchiolo a base salary equal to $220,000 per annum, and Mr. Cracchiolo is eligible to receive a cash bonus of $88,000 per annum. Both the base salary and the cash bonus are subject to renegotiation upwards beginning on September 3, 2003.

      In addition, Mr. Cracchiolo’s employment agreement provides that, as of March 3, 2003, all of Mr. Cracchiolo’s outstanding options to acquire shares of our common stock were cancelled. In exchange for the cancellation of his options and pursuant to the terms of Mr. Cracchiolo’s employment agreement, on October 30, 2003 we granted to Mr. Cracchiolo replacement options to acquire 385,000 shares of our common stock, at an exercise price of $4.50 per share. The replacement options were fully vested and exercisable upon grant, subject to compliance with applicable federal and state securities laws. Since Mr. Cracchiolo’s employment terminated effective July 31, 2003, the fair value of the 385,000 options granted to him after the termination date was expensed in the third quarter of 2003. Total compensation charge related to these options totaled approximately $1,715,000 and was fixed at the date of issuance. The value of the options were measured using the Black Scholes model with the following assumptions: stock volatility: 1.58, risk free rate: 4.29, expected lives: 10 years, stock yield: 0.

      Mr. Cracchiolo’s employment agreement also provides that, in the case of any “Qualified Termination,” as defined below, Mr. Cracchiolo is entitled to receive the following benefits:

•	a cash payment of $616,000, payable within three business days following the date of the Qualified Termination. This cash payment equals 200% of both (i) Mr. Cracchiolo’s annual base salary of $220,000 and (ii) Mr. Cracchiolo’s maximum bonus eligibility for fiscal year 2002 of $88,000;

•	continued participation in our fringe benefit plans for 24 months, to the extent permitted under applicable law and the terms of such plans. In the event that continued participation in our insurance benefit plans is not permissible, then Mr. Cracchiolo will receive a monthly payment from us in an amount sufficient to enable him to purchase insurance coverage that is substantially equivalent to what he would have received had he been able to continue to participate in our plans. This coverage also will extend to Mr. Cracchiolo’s spouse and dependents who were covered by the relevant fringe benefit plan on March 3, 2003;

•	the exercise period of Mr. Cracchiolo’s replacement options (which are described above) that are non-qualified options will be extended until the second anniversary of the Qualified Termination; and

•	as soon as reasonably possible following the date of the Qualified Termination, Mr. Cracchiolo will receive a $50,000 relocation allowance and an additional payment to cover the tax payable on the relocation allowance.

      A “Qualified Termination” occurs if (i) we terminate Mr. Cracchiolo’s employment for other than “cause” (as defined in the employment agreement), (ii) Mr. Cracchiolo terminates his employment for “good reason” (as defined in the employment agreement), (iii) Mr. Cracchiolo terminates his employment during the thirty-day period following the expiration of the “mandatory access period” (which the employment agreement defines as the period from March 3, 2003 to September 3, 2003, subject to extension by the parties’ mutual agreement for an additional period of time not to extend beyond March 3,

2006), or (iv) Mr. Cracchiolo’s employment terminates during the “mandatory access period” because of his death or disability.

      Mr. Cracchiolo’s employment agreement states that he will be liable to repay all amounts paid by us as a result of a “Qualified Termination” upon either (i) Mr. Cracchiolo’s conviction in a court of law, or entering a plea of guilt or no contest to, any crime directly relating to his activities on our behalf, or (ii) successful prosecution of an enforcement action against Mr. Cracchiolo by the Securities and Exchange Commission relating to his activities on our behalf. The employment agreement also provides that, should a change in control occur such that benefits are payable to Mr. Cracchiolo under our 2002 Separation Benefits Plan, Mr. Cracchiolo agrees that the severance payments due under his employment agreement will be reduced on a dollar-for-dollar basis by cash benefits paid pursuant to the 2002 Separation Benefits Plan and we will not be obligated to provide any fringe benefits that are otherwise available to Mr. Cracchiolo under the 2002 Separation Benefits Plan.

      Mr. Cracchiolo’s employment agreement also states that, if Mr. Cracchiolo complies with all of his obligations under the employment agreement and all other agreements with us, then our obligations under the indemnification agreement, dated October 30, 2001, between Mr. Cracchiolo and us will continue for a period of at least seven years from the date of the termination of his employment or the term provided in the indemnification agreement, whichever time period is longer.

      Mr. Cracchiolo resigned as chief operating officer and chief financial officer in March 2003 and ceased to serve as secretary in June 2003, but remained an employee in the position of president, radiology division until July 31, 2003. Effective July 31, 2003, we terminated Mr. Cracchiolo’s employment other than for “cause” in order to complete an orderly transition of responsibilities to our new management team. Accordingly, Mr. Cracchiolo is entitled to receive the benefits associated with a “Qualified Termination” that are described above. On September 23, 2003, we and Mr. Cracchiolo entered into an escrow agreement which provides that the $616,000 severance payment resulting from Mr. Cracchiolo’s termination would be held in an escrow account and would not be released to Mr. Cracchiolo before March 8 or 9, 2004 and then, unless otherwise ordered by a court of law, only with the written consent of the Securities and Exchange Commission if an enforcement proceeding has been commenced against Mr. Cracchiolo. On March 8, 2004, the severance payment was released to Mr. Cracchiolo from escrow, in accordance with the escrow agreement.

2002 Executive Separation Benefits Plan

      Effective as of July 17, 2002, we adopted a 2002 Executive Separation Benefits Plan to provide separation benefits to certain designated employees, including, among others, Messrs. Quilty, Mikus and Cracchiolo. The Plan provides that, in the case of any “covered termination,” Messrs. Mikus and Cracchiolo will receive two times their “base pay” and Mr. Quilty is entitled to receive one time his “base pay.” Messrs. Mikus and Cracchiolo no longer are eligible to receive benefits under the Plan, given that their employment with us has been terminated. For purposes of the Plan, the term “base pay” means the respective employee’s highest annual base salary rate paid during the 24 months immediately preceding termination of the employee’s employment due to a covered termination, plus the maximum amount of any bonus payable to the employee in such period under a written bonus plan of ours. The Plan defines the term “covered termination” as the termination of the employee’s employment either (i) by the employee for “good reason” (as defined in the Plan) after a change in control, (ii) by the employee for any reason or no reason during the 30-day period immediately following the six month anniversary of the closing of a transaction resulting in a change in control or (iii) voluntarily by us (or our successor following a change in control) after a change in control for a reason other than “cause” (as defined in the Plan), death or disability. Each employee participating in the Plan also is entitled to continued eligibility for our benefit programs after a covered termination for a period equal to the number of months of base pay to be received by such employee under the Plan.

      On February 13, 2004, our board of directors approved amendments to the Plan to add Ms. Greenberg and Messrs. Davenport and Nydam as eligible employees under the Plan. In the case of any “covered termination”:

•	Mr. Davenport will receive an amount equal to the greater of: (i) his base pay; or (ii) an amount determined by multiplying his base pay by a fraction, the numerator of which is the number of days following the date of Mr. Davenport’s covered termination until December 15, 2005, and the denominator of which is 731; and

•	Mr. Nydam and Ms. Greenberg will receive an amount equal to his or her respective base pay.

      As approved by our board of directors on February 13, 2004, the Plan terminated on July 18, 2004 because no change of control of us had occurred prior to that date.

Equity Compensation Plan Information

      The following table provides information as of December 31, 2003 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (5) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2003, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A	B	C

			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation Plans
	Exercise of	Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Security Holders(1)	2,524,564 (3)	$6.06	902,354 (4)
Equity Compensation Plans not Approved by Security Holders(2)	2,585,000	$4.08	—
Total	5,109,564	$5.06	902,354

(1)	Consists of the 1995 Stock Plan and 1995 Director Option Plan.

(2)	Consists of the 2002 Supplemental Stock Plan and options to purchase 1,000,000 shares granted to Mr. Davenport in December 2003, options to purchase 750,000 shares granted to Mr. Nydam in March 2003, options to purchase 250,000 shares granted to Ms. Greenberg in March 2003 and options to purchase 385,000 shares granted to Mr. Cracchiolo in October 2003.

(3)	Consists of 2,344,564 shares to be issued upon the exercise of options outstanding under the 1995 Stock Plan and 180,000 shares to be issued upon the exercise of options outstanding under the 1995 Director Option Plan.

(4)	Consists of shares available for future issuance under the 1995 Stock Plan and 1995 Director Option Plan. As of December 31, 2003, an aggregate of 857,354 shares of common stock were available for issuance under the 1995 Stock Plan and 45,000 shares of common stock were available for issuance under the 1995 Director Option Plan. The number of shares of common stock available for issuance under the 1995 Stock Plan automatically increases on the first trading day of each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 1,000,000 shares of common stock.

(5)	The table does not include information for equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally established those plans. As of December 31, 2003, a total of 9,188 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $7.25 per share. No additional options may be granted under those assumed plans.

Equity Compensation Plans Not Approved by Security Holders

2002 Supplemental Stock Plan

      Under our 2002 Supplemental Stock Plan, employees, consultants and outside directors may be granted options to purchase shares of our common stock. All options granted under the 2002 Supplemental Stock Plan are nonstatutory stock options, i.e., options that do not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of each option granted under the 2002 Supplemental Stock Plan must be at least 85% of the fair market value per share of our common stock on the date of grant. The maximum aggregate number of shares of our common stock that may be issued upon the exercise of options under the 2002 Supplemental Stock Plan is 435,000 shares.

      The 2002 Supplemental Stock Plan became effective on June 25, 2002 and will continue in effect until June 24, 2012, unless earlier terminated in accordance with the terms of the Plan. The 2002 Supplemental Stock Plan terminates automatically upon certain extraordinary events, such as a sale of all or substantially all of our assets, a merger in which we do not survive or the acquisition by any person or group of beneficial ownership of more than 50% of our common stock. If such an extraordinary event occurs, all options granted under the 2002 Supplemental Stock Plan become fully exercisable, and each optionee has the right to exercise any unexpired options immediately prior to the occurrence of the extraordinary event.

Options Granted to Messrs. Davenport and Nydam and Ms. Greenberg

      The options that we granted in 2003 to Messrs. Davenport and Nydam and Ms. Greenberg are described above under “Employment Contracts, Severance Agreements and Change of Control Arrangements.”

Option Grant to Mr. Cracchiolo

      On June 25, 2001, we granted to Mr. Cracchiolo a nonstatutory stock option to purchase up to 300,000 shares of our common stock with an exercise price of $13.75 per share. 62,500 of the shares subject to the option vested on June 25, 2002, and an additional 1/36 of 187,500 of the shares subject to the option were to vest upon Mr. Cracchiolo’s completion of each additional month of service over the 36-month period measured from the first anniversary of the vesting commencement date. The remaining 50,000 shares subject to the option were to vest upon the earlier of (i) Mr. Cracchiolo’s continuation in service through June 25, 2006, or (ii) Mr. Cracchiolo’s attainment of a performance-based objective mutually agreed between us and Mr. Cracchiolo. As described above under “Employment Agreement with and Termination of Mr. Cracchiolo,” all of Mr. Cracchiolo’s options were cancelled on March 3, 2003, pursuant to the terms of Mr. Cracchiolo’s employment agreement, dated as of March 3, 2003. In exchange for the cancellation of his options and pursuant to the terms of Mr. Cracchiolo’s employment agreement, on October 30, 2003 we granted to Mr. Cracchiolo replacement options to acquire 385,000 shares of our common stock, at an exercise price of $4.50 per share. The replacement options were fully vested and exercisable upon grant, subject to compliance with applicable federal and state securities laws.

Compensation Committee Interlocks and Insider Participation

      Our compensation committee consists of Mr. Byrnes and Drs. Daniels and Strauss, none of whom were at any time during fiscal 2003 or at any other time our officer or employee. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.

      The following reports of the Compensation Committee and the Audit Committee, references to the independence of the Audit Committee members, Audit Committee Charter and Stock Performance Graph should not be considered to be part of this Proxy Statement. Any current or future cross-references to this Proxy Statement in filings with the Securities and Exchange Commission under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, will not include the reports or graph reproduced below or the Audit Committee Charter.

Report of the Compensation Committee of the Board of Directors

      The Compensation Committee of the Board is comprised of Mr. Byrnes and Drs. Daniels and Strauss, three non-employee Directors, who administer our executive compensation programs and policies. Mr. Byrnes is the Chairman of the Compensation Committee. Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to maximize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans. The following is the Compensation Committee’s report submitted to the Board addressing the compensation of our executive officers for fiscal 2003.

      Compensation Policy and Philosophy: Our executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives and our ability to attract and retain qualified executive officers and (ii) based on the belief that the interests of the executives should be closely aligned with our stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries and incentive bonuses with stock options granted under our 1995 Stock Plan. In support of this philosophy, a meaningful portion of executive compensation is placed at-risk and linked to our financial performance. The Compensation Committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership which leads to expansion of management’s stake in our long-term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay. The Compensation Committee is responsible to the Board of Directors for ensuring that our executive officers are compensated in a manner that furthers our business strategies and aligns their interests with those of our stockholders.

      Executive Compensation Components: As discussed below, our executive compensation package is primarily comprised of base salary, incentive bonus and stock options.

      Base Salary and Incentive Bonuses: For fiscal year 2003, the Compensation Committee approved the base salaries of the executive officers based on salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses. The executive officer incentive bonus program is designed to reward executives for individual performance and contributions to our success and overall growth and progress. The amounts granted to executive officers under the incentive bonus program are determined through consideration of their respective responsibilities and positions in conjunction with our net sales and progress in the achievement of corporate milestones during the fiscal year. The Compensation Committee reviews executive officer salaries and bonus programs annually and exercises its judgment based on all the factors described above.

      Stock Options: Stock options encourage and reward effective management which results in long-term corporate financial success, as measured by stock price appreciation. During 2003 stock options to purchase 2,385,000 shares of Common Stock were granted to the Named Executive Officers and stock options to purchase 544,000 shares were granted to 28 other employees. The number of options that each executive officer or employee was granted was based primarily on the executive’s or employee’s ability to enhance our long-term growth and profitability. The vesting provisions of options granted under the 1995

Stock Plan are designed to encourage longevity of employment with us and generally extend over a four-year period.

Chief Executive Officer Compensation

Compensation of Mr. Davenport

      In December 2003 we entered into an employment agreement with Mr. Davenport pursuant to which he became our chief executive officer. In determining the total compensation payable to Mr. Davenport pursuant to his employment agreement, the Compensation Committee sought to make that compensation competitive with the compensation paid to the chief executive officers of similarly-situated companies in our industry, while at the same time assuring that a significant percentage of compensation was tied to our stock price appreciation. In addition, the Compensation Committee took into account Mr. Davenport’s credentials and our current challenges, including, among other things, the ongoing securities litigation and SEC and DOJ investigations. Mr. Davenport did not participate in the discussions of the Compensation Committee relating to the setting of his compensation.

      The Compensation Committee set Mr. Davenport’s initial base salary at $300,000 per year, which the Compensation Committee believed to be within the overall market range when compared to the base salary levels in effect for similarly-situated chief executive officers. With respect to Mr. Davenport’s base salary, it is the intent of the Compensation Committee to provide him a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by our performance factors. In his employment agreement, we provided that Mr. Davenport’s maximum annual incentive bonus is 45% of his base salary. We did not pay Mr. Davenport any incentive bonus in 2003, given that he did not become our chief executive officer until December 2003. Mr. Davenport’s actual level of cash compensation in 2003 is set forth in the Summary Compensation Table above.

      In December 2003 we also granted to Mr. Davenport options to purchase 1,000,000 shares of our common stock, at an exercise price per share equal to $4.27, which was the then-current fair market value. 100,000 of these options vest upon the first to occur of the attainment of performance objectives that have been mutually agreed by us and Mr. Davenport, or December 15, 2008. The remaining 900,000 options vest as follows: 25% of the shares underlying the options vested on December 15, 2003; and 1/48 of the shares vest beginning on January 15, 2005 and at the end of each monthly anniversary thereafter. The Compensation Committee determined that the grant to Mr. Davenport of these options was necessary in order to attract Mr. Davenport to become our chief executive officer and to retain and motivate Mr. Davenport as our chief executive officer. In addition, in December 2003 we paid Mr. Davenport a cash signing and relocation bonus of $174,450 pursuant to his employment agreement. The Compensation Committee determined that this cash signing and relocation bonus was necessary to attract Mr. Davenport to become our chief executive officer.

      Prior to his employment with us, we paid Mr. Davenport $218,876 pursuant to a consulting agreement that we entered into with Mr. Davenport in August 2003.

Compensation of Mr. Mikus

      Mr. Mikus served as our president and chief executive officer until March 2003 and served as our chairman until September 2003. During 2003, we paid to him $145,833 in base salary. During 2002, the Compensation Committee had engaged an independent compensation consulting firm to analyze our executive compensation practices in comparison to the executive compensation practices of comparable companies. The independent consulting firm concluded the Mr. Mikus’ base salary was below the typical base salaries of chief executive officers at comparable companies, but that our executive incentive bonus program places us in a competitive position on a total cash basis. In 2003 we paid to Mr. Mikus incentive bonuses amounting to $53,081, based on our achievement of financial performance objectives in the first and second quarters of 2003. We did not grant any options to Mr. Mikus in 2003. Mr. Mikus did not participate in the discussions of the Compensation Committee relating to the setting of his compensation.

      Several months following his resignation as our president and chief executive officer, we entered into a separation agreement and a consulting agreement with Mr. Mikus, each effective as of July 31, 2003. The separation agreement and the consulting agreement are described above under “Employment Contracts, Severance Agreements and Change of Control Arrangements.”

      Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid in cash to our executive officers for the 2003 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for fiscal 2004 will exceed that limit. The 1995 Stock Plan and 2004 Stock Incentive Plan have been structured so that any compensation paid in connection with the exercise of options granted under the plans will qualify as performance-based compensation and therefore is not subject to the $1.0 million limitation. However, compensation paid in connection with the exercise of options granted under the 2002 Supplemental Stock Plan will not qualify as performance based compensation and therefore is subject to the $1.0 million limitation.

COMPENSATION COMMITTEE

Robert F. Byrnes
John R. Daniels, M.D.
Michael J. Strauss, M.D.

Board Audit Committee Report on Independent Auditors

      The following is the report delivered by the Audit Committee of our Board of Directors with respect to the principal factors considered by such Committee in its oversight of our accounting, auditing and financial reporting practices for fiscal year 2003.

      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principals.

      In discharging its oversight responsibility as to the audit process, the Audit Committee has received from the independent auditors, Ernst & Young LLP, the written disclosures and the letter describing all relationships between the auditors and us that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.

      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

      The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2003 with management and the independent auditors.

      Based on the above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John R. Daniels, M.D.
Terrence A. Noonan
Thomas R. Testman

STOCK PERFORMANCE GRAPH

      The following graph compares the performance of our common stock over the five preceding fiscal years to the weighted average performance over the same period of the stock of companies included in The Nasdaq Stock Market-U.S. Index and a self-constructed peer group of companies selected by us. We first included the self-constructed peer group in 2002 because we were informed that 2001 would be the last year the JP Morgan Hambrecht & Quist Healthcare-Excluding Biotechnology Index would be available. The graph assumes $100 was invested at the close of trading on December 31, 1998 in our common stock and in each indices and that all dividends were reinvested. The Nasdaq Stock Market-U.S. Index tracks the aggregate price performance of equity securities of companies traded on The Nasdaq National Market. The self-constructed peer group consists of: American Medical Systems Holdings, Inc., HealthTronics Surgical Services, Inc., Laserscope, Medstone International, Inc., North American Scientific, Inc., Theragenics Corporation and Urologix, Inc. The stockholder return shown on the graph below should not be considered indicative of future stockholder returns, and we will not make or endorse any predictions of future stockholder returns.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*

AMONG ENDOCARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

	Cumulative Total Return

	12/98	12/99	12/00	12/01	12/02	12/03

ENDOCARE, INC	100.00	428.61	647.64	910.75	174.73	203.69
NASDAQ STOCK MARKET (U.S.)	100.00	192.96	128.98	67.61	62.17	87.61
PEER GROUP	100.00	63.42	65.71	90.65	56.35	83.22

*	$100 invested on 12/31/98 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

RELATED PARTY TRANSACTIONS

      As described above under “Executive Compensation and Other Information,” we have entered into certain employment, stock option and other agreements with Ms. Greenberg and Messrs. Davenport, Nydam, Quilty, Mikus and Cracchiolo, and we have adopted a 2002 Executive Separation Benefits Plan.

      We have entered into indemnification agreements with each of our directors and executive officers, as well as with certain employees and consultants. These indemnification agreements provide that we hold harmless and indemnify each such director, officer, employee and consultant to the fullest extent authorized or permitted by law. In addition, these indemnification agreements provide for payment of expenses (including attorneys’ fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of us, or is or was serving or at any time serves at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

      In October 1999, we entered into a strategic alliance with Sanarus Medical, Inc., a privately held medical device company, to commercialize our proprietary cryosurgical technology in the treatment of breast cancer, benign breast tumors and gynecological diseases. The terms of the related agreements included an equity investment by us in Sanarus totaling $300,000, which represented 6.8% of all outstanding voting securities on the investment date. We also received a warrant to acquire at that time approximately 52.0% of Sanarus’ voting stock on an as-converted, fully-diluted basis, in consideration for entering into a manufacturing, supply and license agreement. In June 2001, we provided a bridge loan to Sanarus in the principal amount of $250,000, which accrued interest at the rate of 8% per annum, compounded annually. This amount was subsequently repaid in July 2001 upon Sanarus’ receipt of additional equity financing. This financing along with other financings by Sanarus reduced our ownership percentage to approximately 1.8% of Sanarus’ voting stock on an as-converted basis and reduced our maximum potential ownership percentage in Sanarus to approximately 20% on an as-converted, fully-diluted basis. In April 2003, we and other investors entered into a bridge loan financing with Sanarus in which Sanarus issued to us a convertible promissory note in the aggregate amount of $600,000 and a related stock purchase warrant with an aggregate exercise price of up to $300,000. In October 2003, we and other investors participated in an equity financing with Sanarus in which Sanarus issued to us shares of preferred stock in exchange for our cancellation of the indebtedness evidenced by our convertible promissory note. This financing along with other financings by Sanarus increased our percentage ownership to approximately 2.7% of Sanarus’ voting stock on an as-converted basis and reduced our maximum potential ownership percentage in Sanarus to approximately 7.9% on an as-converted, fully-diluted basis. At the time of equity financing in October 2003, Peter F. Bernardoni, a former member of our board of directors, was an officer of Technology Funding Inc. and a partner of Technology Funding Ltd., each of which was a general partner of specified funds that in the aggregate beneficially owned more than 10% of the outstanding Series A Preferred Stock of Sanarus. In addition, at the time of equity financing in October 2003, Mr. Bernardoni served as a member of Sanarus’ board of directors, and Mr. Mikus, a former executive officer and member of our board of directors, was a member of Sanarus’ board of directors until he resigned effective October 22, 2003.

      In October 2003, in connection with the termination of his employment, we paid to David Battles, our former senior vice president of business development and international sales, severance in the aggregate amount of $245,000, pursuant to the terms of the employment agreement that we entered into with Mr. Battles in April 2003. In addition, in connection with the termination of his employment. we paid to Mr. Battles a $43,750 bonus owed to him and $12,770 for unused vacation time. Mr. Battles used a portion of his severance to repay us $48,451 in principal and accrued interest under a promissory note that he issued to us in March 2001 in exchange for a loan that we made to Mr. Battles to enable him to purchase shares of our common stock on the open market. In addition, Mr. Battles used a portion of his severance to purchase his company-provided laptop computer from us for $500.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon the copies of Section 16(a) reports which we received from such persons or written representations from them regarding their transactions in our common stock, we believe that, during the period from January 1, 2003 through December 31, 2003, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were met in a timely manner, with the exception of the following late filings:

•	Form 3s were filed late on April 8, 2003 to report the appointment on March 3, 2003 of Mr. Nydam as our president and chief operating officer and the appointment on March 3, 2003 of Ms. Greenberg as our senior vice president and chief financial officer. In addition, Form 4s were filed late on May 8, 2003 to report the grant on March 3, 2003 of 750,000 options to Mr. Nydam and 250,000 options to Ms. Greenberg;

•	A Form 3 was filed late on May 9, 2003 to report Mr. Testman’s appointment to our board of directors on April 26, 2003, and a Form 4 was filed late on May 9, 2003 to report the grant on April 26, 2003 to Mr. Testman of 20,000 options under our 1995 Director Option Plan;

•	Form 4s were filed late on June 10, 2003 to report the grant on March 3, 2003 of 50,000 options to Mr. Quilty and 25,000 options to Jay Eum; and

•	Form 4s were filed late on June 27, 2003 to report the automatic grant on January 2, 2003 of 5,000 options under our 1995 Director Option Plan to our non-employee directors.

STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

      Stockholder proposals that are intended to be presented at our 2005 Annual Meeting must be received no later than April 12, 2005, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in the Bylaws. In addition, the proxy solicited by the Board of Directors for the 2005 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than June 26, 2005.

ANNUAL REPORT

      A copy of our Annual Report for the 2003 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

      We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 15, 2004. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Endocare, Inc., 201 Technology Drive, Irvine, California, 92618, Attn: Katherine Greenberg.

By Order of the Board of Directors

Katherine Greenberg
Senior Vice President, Chief Financial Officer
and Secretary

Irvine, California

August 10, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

Purpose

      The Audit Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) of Endocare, Inc. (the “Company”) to (a) provide assistance to the Board in fulfilling its oversight responsibility to the shareholders and others relating to: (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal audit function and independent auditors, and (b) prepare the Committee report that Securities and Exchange Commission (“SEC”) proxy rules require to be included in the Company’s annual proxy statement.

      The Committee shall retain and compensate such outside legal, accounting, or other advisors as it considers necessary in discharging its oversight role.

      In fulfilling its purpose, it is the responsibility of the Committee to maintain free and open communication between the Committee, independent auditors, the internal auditors, and management of the Company, and to determine that all parties are aware of their responsibilities.

Membership

      The Committee shall consist of at least three members, as determined annually by the Board. The Board shall designate one member as chairperson or delegate the authority to designate a chairperson to the Committee. The members of the Committee shall meet the independence and expertise requirements of each exchange on which the Company’s securities are traded, Rule 10A-3 of the Securities Exchange Act of 1934, and the other rules and regulations of the SEC. Each member of the Committee shall be financially literate, or become financially literate within a reasonable period of time, and at least one member shall be an “audit committee financial expert,” as defined by SEC rules.

      Members shall not serve on more than three public company audit committees simultaneously.

      The Committee shall meet at least quarterly. The Committee shall meet separately and periodically with management, the personnel responsible for the internal audit function, and the independent auditor. The Committee shall report regularly to the Board with respect to its activities.

Duties and Responsibilities

      The Committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee will take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

      The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

•	The Committee shall be directly responsible for the appointment, compensation, retention, and oversight of the work of the independent auditors (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company, and the independent auditors must report directly to the Committee.

•	At least annually, the Committee shall obtain and review a report by the independent auditors describing: (i) the firm’s internal quality control procedure; (ii) any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditors and the Company (to assess the auditors’ independence).

•	After reviewing the foregoing report and the independent auditors’ work throughout the year, the Committee shall evaluate the auditors’ qualifications, performance and independence. Such evaluation should include the review and evaluation of the lead partner of the independent auditors and take into account the opinions of management and the Company’s personnel responsible for the internal audit function.

•	The Committee shall determine that the independent audit firm has a process in place to address the rotation of the lead audit partner and other audit partners serving the account as required under the SEC independence rules.

•	The Committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform non-audit services proscribed by law or regulation. The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

•	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and budget or compensation.

•	The Committee shall regularly review with the independent auditors any audit problems or difficulties encountered during the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and management’s response. The Committee should review any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise); any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company.

•	The Committee shall review and discuss the quarterly financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

•	The Committee shall review and discuss the annual audited financial statements with management and the independent auditors prior to the filing of the Company’s Annual Report on Form 10-K. The Committee’s review of the financial statements shall include: (i) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any specific remedial actions adopted in light of material control deficiencies; (ii) discussions with management and the independent auditors regarding significant financial reporting issues and judgments made in connection with the preparation of the financial statements and the reasonableness of those judgments; (iii) consideration of the effect of regulatory accounting initiatives, as well as off-balance sheet structures on the financial statements; (iv) consideration of the judgment of both management and the independent auditors about the quality, not just the acceptability, of accounting principles; and (v) the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under professional standards.

•	The Committee shall receive and review a report from the independent auditors, prior to the filing of the Company’s Annual Report on Form 10-K, on all critical accounting policies and practices of the Company; all material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor; and other material written communications between the independent auditors and management.

•	The Committee shall review and approve all related party transactions.

•	The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	The Committee shall review management’s assessment of the effectiveness of internal control over financial reporting as of the end of the most recent fiscal year and the independent auditors’ report on management’s assessment.

•	The Committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of internal control over financial reporting, including any significant deficiencies or material weaknesses identified by management of the Company in connection with its required quarterly certifications under Section 302 of the Sarbanes-Oxley Act. In addition, the Committee shall discuss with management, the internal auditors, and the independent auditors any significant changes in internal control over financial reporting that are disclosed, or considered for disclosure, in the Company’s periodic filings with the SEC.

•	The Committee shall review the Company’s compliance systems with respect to legal and regulatory requirements and review the Company’s code of conduct and programs to monitor compliance with such programs. The Committee shall receive corporate attorneys’ reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

•	The Committee shall discuss the Company’s policies with respect to risk assessment and risk management, including the risk of fraud. The Committee also shall discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Committee shall set clear hiring policies for employees or former employees of the independent auditors that meet SEC rules and regulations and applicable stock exchange listing standards.

•	The Committee shall determine the appropriate funding needed by the Committee for payment of: (1) compensation to the independent audit firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; (2) compensation to any advisers employed by the Committee; and (3) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

•	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

•	The Committee shall review and reassess the charter at least annually and obtain the approval of the Board with respect to any proposed charter amendments.

APPENDIX B

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

Purposes, Authority & Funding

      The nominating and corporate governance committee (the “Committee”) of the Board of Directors (the “Board”) of Endocare, Inc., a Delaware corporation (the “Company”), is appointed by the Board for the following purposes: (i) to monitor the size and composition of the Board; (ii) to assess the performance and effectiveness of the Board; (iii) to make recommendations from time to time, or whenever it shall be called upon to do so, regarding nominees for election to the Board; and (iv) to establish, implement and monitor policies and procedures regarding principles of corporate governance, conduct and ethics for the Company’s directors, officers and employees.

Committee Membership

      The members of the Committee (the “Members”) shall be appointed by the Board and shall serve at the discretion of the Board. The Committee shall consist of at least three (3) Members, each of which shall be a member of the Board. Unless otherwise directed by the Board, each Member shall serve until his or her successor shall be duly elected and qualified or until his or her earlier resignation or removal from the Board or the Committee.

      Each Member must be independent as defined in NASD Marketplace Rule 4200 (or the rules of any other self-regulatory organization on which the Company’s securities are listed (“Applicable SRO”)) and as otherwise determined by the Board in its discretion. Notwithstanding the preceding sentence, one (1) director who (a) is not independent as defined in NASD Marketplace Rule 4200 or any other Applicable SRO rule and (b) is not a current officer or employee of the Company or Family Member (as defined in NASD Marketplace Rule 4200(a)(14) or any other Applicable SRO rule) of such an officer or employee, may be appointed to the Committee if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its stockholders, and the Board discloses, in the Company’s next annual proxy statement subsequent to such determination, the nature of the relationship and the reasons for that determination. A Member appointed under the exception set forth in the preceding sentence must not serve longer than two (2) years.

Duties & Responsibilities

      In fulfilling its purposes as stated in this Charter, the Committee shall undertake the specific duties and responsibilities listed below and such other duties and responsibilities as the Board shall from time to time prescribe. Subject to the limitations set forth in the Company’s bylaws and established in applicable law, the Committee shall have all powers necessary and proper to fulfill its duties and responsibilities, including the power to engage third party consultants and advisers without Board approval and the power to take any other necessary or proper action to fulfill the purposes and intent of this Charter. The Committee shall, at least annually, review and reassess the adequacy and effectiveness of this Charter and propose any appropriate changes to the Board. Further, the Committee shall:

Nominations-Related Matters

      1. Monitor the size and composition of the Board to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of the Company, as determined by the Committee;

      2. Oversee the Company’s director nominations process;

      3. Adopt policies and procedures for identifying and evaluating candidates for the Board;

      4. Adopt a policy regarding whether the Committee will consider director candidates recommended by stockholders and, if such candidates will be considered, establish procedures to be followed by stockholders in submitting such recommendations;

      5. Determine any specific, minimum qualifications that the Committee believes must be met by a Committee-recommended nominee for a position on the Board, including any specific qualities or skills that the Committee believes are necessary for one or more of the members of the Board to possess;

      6. Consider and make recommendations to the Board with respect to the nomination or election of directors of the Company, including recommendations respecting directors proposed for reelection;

      7. Review and recommend to the Board an appropriate course of action upon the resignation of any Board member or any expansion of the Board;

      8. Review and recommend to the Board the appointment of (i) Board members to committees of the Board, (ii) the Chairperson of the Board and (iii) a chairperson for each committee of the Board;

Governance-Related Matters

      9. Establish and recommend that the Board adopt a code of ethics and conduct (“Code of Conduct”) applicable to all directors, officers and employees of the Company that complies with Nasdaq (or any other Applicable SRO) and SEC requirements;

      10. Review and reassess the adequacy and effectiveness of the Code of Conduct at least annually and recommend any appropriate modifications to the Board;

      11. Consider and, where appropriate, grant waivers from the requirements of the Company’s Code of Conduct as it pertains to the Company’s directors and executive officers;

      12. Direct members of the Company’s senior management to report any violations of or non-compliance with the Code of Conduct to the Committee;

      13. Consult with members of the Company’s senior management and resolve reported violations of or non-compliance with the Code of Conduct;

      14. Oversee an evaluation of the performance and effectiveness of the Board at least annually;

      15. Determine, and from time to time modify, the form and amount of director compensation; and

      16. Take any other actions regarding the Company’s corporate governance that the Committee deems necessary, appropriate or required.

      The Committee shall have sole authority to retain and terminate any search firm to be used to identify potential directors of the Company, including sole authority to approve any such search firm’s fees and other retention terms.

      Among the qualifications to be considered when evaluating and selecting candidates for the Board are: (i) experience in business, finance or administration; (ii) familiarity with the Company’s industry; (iii) prominence and reputation; and (iv) whether the individual has sufficient time available to devote to the work of the Board and one or more of its committees.

      A review shall also be made of the activities and associations of each candidate to identify any legal impediment, conflict of interest, or other consideration that might hinder or prevent service on the Board or that might cause the candidate to fail to qualify as independent under NASD Marketplace Rule 4200 or the rules of any other Applicable SRO. In making any nomination or recommendation to the Board, the Committee shall bear in mind that the foremost responsibility of a director of the Company is to represent the interests of the Company’s stockholders as a whole.

      Nothing contained in this Charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this Charter is intended to alter or impair the right of the Members to rely, in discharging their duties and responsibilities, on the records of the Company and on other information presented to the Committee, Board or Company by its officers or employees or by outside experts and advisers engaged by the Board or the Committee. Lastly, nothing contained in this Charter is intended to require Committee oversight of director nominations in cases where the right to nominate a director legally belongs to a third party.

Structure & Meetings

      The Committee shall conduct its business and meetings in accordance with this Charter, the Company’s bylaws and any direction set forth by the Board. The chairperson of the Committee shall be designated by the Board and shall be the Lead Independent Director. The designated chairperson shall preside at each meeting of the Committee and, in consultation with the other Members, shall set the frequency and length of each meeting and the agenda of items to be addressed at each meeting. In the absence of the designated chairperson at any meeting of the Committee, the Members present at such meeting shall designate a chairperson pro tem to serve in that capacity for the purposes of such meeting (not to include any adjournment thereof) by majority vote. The chairperson (other than a chairperson pro tem) shall ensure that the agenda for each meeting is distributed to each Member in advance of the applicable meeting.

      The Committee shall meet as often as it determines to be necessary and appropriate, but not less than one (1) time each year. The Committee may establish its own schedule, provided that it shall provide such schedule to the Board in advance. The chairperson of the Committee or a majority of the Members may call special meetings of the Committee upon notice as is required for special meetings of the Board in accordance with the Company’s bylaws. A majority of the appointed Members, but not less than two (2) Members, shall constitute a quorum for the transaction of business. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another, and such participation shall constitute presence in person at such meeting.

      Unless the Committee by resolution determines otherwise, any action required or permitted to be taken by the Committee may be taken without a meeting if all Members consent thereto in writing and the writing or writings are filed with the minutes of the proceedings of the Committee. The Committee may form and delegate authority to subcommittees when appropriate.

      The Committee shall report to the Board regarding the Committee’s activities as frequently as the Board may direct, provided that such reports shall occur at least annually. Prior to each annual meeting of the Company’s stockholders, the Committee shall recommend to the Board the persons who will be the nominees of the Board and for whose election the Board will solicit the proxies of the Company’s stockholders. The Committee shall receive from the Company appropriate funding, as determined by the Committee in its capacity as a committee of the Board, for the payments of: (1) compensation to any third party consultant or adviser engaged by the Committee in carrying out its duties; and (2) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Performance Evaluation

      The Committee shall perform an annual evaluation of its own performance, which shall compare the performance of the Committee with the requirements of this Charter. In conducting this review, the Committee shall address all matters that it considers relevant to its performance, including the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board; the manner in which they were discussed or debated; and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Minutes

      The Committee shall maintain written minutes of its meetings, which minutes shall be filed with the minutes of the meetings of the Board.

APPENDIX C

2004 STOCK INCENTIVE PLAN

      1. Purposes of the Plan. The purposes of this Plan are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business.

      2. Definitions. The following definitions shall apply as used herein and in the individual Award Agreements except as defined otherwise in an individual Award Agreement. In the event a term is separately defined in an individual Award Agreement, such definition shall supercede the definition contained in this Section 2.

(a) “Administrator” means the Board or any of the Committees appointed to administer the Plan.

(b) “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules of any non-U.S. jurisdiction applicable to Awards granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Award is expressly affirmed by the Company or (ii) the contractual obligations represented by the Award are expressly assumed (and not simply by operation of law) by the successor entity or its Parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its Parent subject to the Award and the exercise or purchase price thereof which at least preserves the compensation element of the Award existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Award.

(e) “Award” means the grant of an Option, SAR, Dividend Equivalent Right, Restricted Stock, Restricted Stock Unit or other right or benefit under the Plan.

(f) “Award Agreement” means the written agreement evidencing the grant of an Award executed by the Company and the Grantee, including any amendments thereto.

(g) “Board” means the Board of Directors of the Company.

(h) “Cause” means, with respect to the termination by the Company or a Related Entity of the Grantee’s Continuous Service, that such termination is for “Cause” as such term is expressly defined in a then-effective written agreement between the Grantee and the Company or such Related Entity, or in the absence of such then-effective written agreement and definition, is based on, in the determination of the Administrator, the Grantee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a Related Entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a Related Entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

(i) “Change in Control” means a change in ownership or control of the Company effected through either of the following transactions:

(i) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act)

of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or

(ii) a change in the composition of the Board over a period of thirty-six (36) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors.

(j) “Code” means the Internal Revenue Code of 1986, as amended.

(k) “Committee” means any committee composed of members of the Board appointed by the Board to administer the Plan.

(l) “Common Stock” means the common stock of the Company.

(m) “Company” means Endocare, Inc., a Delaware corporation, or any successor corporation that adopts the Plan in connection with a Corporate Transaction.

(n) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Related Entity to render consulting or advisory services to the Company or such Related Entity.

(o) “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least thirty-six (36) months or (ii) have been Board members for less than thirty-six (36) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

(p) “Continuous Service” means that the provision of services to the Company or a Related Entity in any capacity of Employee, Director or Consultant is not interrupted or terminated. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Service shall be deemed terminated upon the actual cessation of providing services to the Company or a Related Entity notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. A Grantee’s Continuous Service shall be deemed to have terminated either upon an actual termination of Continuous Service or upon the entity for which the Grantee provides services ceasing to be a Related Entity. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Related Entity, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual remains in the service of the Company or a Related Entity in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Non-Qualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

(q) “Corporate Transaction” means any of the following transactions, provided, however, that the Administrator shall determine under parts (iv) and (v) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger, but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(r) “Covered Employee” means an Employee who is a “covered employee” under Section 162(m)(3) of the Code.

(s) “Director” means a member of the Board or the board of directors of any Related Entity.

(t) “Disability” means as defined under the long-term disability policy of the Company or the Related Entity to which the Grantee provides services regardless of whether the Grantee is covered by such policy. If the Company or the Related Entity to which the Grantee provides service does not have a long-term disability plan in place, “Disability” means that a Grantee is unable to carry out the responsibilities and functions of the position held by the Grantee by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Grantee will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

(u) “Dividend Equivalent Right” means a right entitling the Grantee to compensation measured by dividends paid with respect to Common Stock.

(v) “Employee” means any person, including an Officer or Director, who is in the employ of the Company or any Related Entity, subject to the control and direction of the Company or any Related Entity as to both the work to be performed and the manner and method of performance. The payment of a director’s fee by the Company or a Related Entity shall not be sufficient to constitute “employment” by the Company.

(w) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(x) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on one or more established stock exchanges or national market systems, including without limitation The Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on the principal exchange or system on which the Common Stock is listed (as determined by the Administrator) on the date of determination (or, if no closing sales price or closing bid was reported on that date, as applicable, on the last trading date such closing sales price or closing bid was reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted on an automated quotation system (including the OTC Bulletin Board) or by a recognized securities dealer, its Fair Market Value shall be the closing sales price for such stock as quoted on such system on the date of determination, but if selling prices are not reported, the Fair Market Value of a share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the date of determination (or, if no such prices were reported on that date, on the last date such prices were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(iii) In the absence of an established market for the Common Stock of the type described in (i) and (ii), above, the Fair Market Value thereof shall be determined by the Administrator in good faith and in a manner consistent with Section 260.140.50 of Title 10 of the California Code of Regulations which requires that consideration be given to (A) the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded, or (B) if there are no securities of reasonably comparable corporations in the same industry being traded, the earnings history, book value and prospects of the issuer in light of market conditions generally.

(y) “Grantee” means an Employee, Director or Consultant who receives an Award under the Plan.

(z) “Immediate Family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which these persons (or the Grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Grantee) control the management of assets, and any other entity in which these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code

(bb) “Non-Qualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(cc) “Officer” means a person who is an officer of the Company or a Related Entity within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(dd) “Option” means an option to purchase Shares pursuant to an Award Agreement granted under the Plan.

(ee) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Performance-Based Compensation” means compensation qualifying as “performance-based compensation” under Section 162(m) of the Code.

(gg) “Plan” means this 2004 Stock Incentive Plan.

(hh) “Post-Termination Exercise Period” means the period specified in the Award Agreement of not less than thirty (30) days commencing on the date of termination (other than termination by the Company or any Related Entity for Cause) of the Grantee’s Continuous Service, or such longer period as may be applicable upon death or Disability.

(ii) “Related Entity” means any Parent or Subsidiary of the Company and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary of the Company holds a substantial ownership interest, directly or indirectly.

(jj) “Replaced” means that pursuant to a Corporate Transaction the Award is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or Parent of either of them which preserves the compensation element of such Award existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to such Award. The determination of Award comparability shall be made by the Administrator and its determination shall be final, binding and conclusive.

(kk) “Restricted Stock” means Shares issued under the Plan to the Grantee for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Administrator.

(ll) “Restricted Stock Units” means an Award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Administrator and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Administrator.

(mm) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor thereto.

(nn) “SAR” means a stock appreciation right entitling the Grantee to Shares or cash compensation, as established by the Administrator, measured by appreciation in the value of Common Stock.

(oo) “Share” means a share of the Common Stock.

(pp) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

      3. Stock Subject to the Plan.

(a) Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is 1,500,000 Shares, plus an annual increase to be added on the first business day of each calendar year beginning in 2005 equal to the lesser of (x) 1,000,000 Shares, (y) three percent (3%) of the number of Shares outstanding as of such date, or (z) a lesser number of Shares determined by the Administrator. In addition, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) shall be increased by any Shares (up to a maximum of 2,800,000 Shares) that are represented by awards under the Company’s 1995 Stock Plan and the 1995 Director Option Plan that are forfeited, expire or are cancelled without delivery of the Shares or which result in forfeiture of the Shares back to the Company on or after September 10, 2004. The Shares to be issued pursuant to Awards may be authorized, but unissued, or reacquired Common Stock.

(b) Any Shares covered by an Award (or portion of an Award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Shares which may be issued under the Plan. Shares that actually have been issued under the Plan pursuant to an Award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested Shares are forfeited, or repurchased by the Company at the lower of their original purchase price or their Fair Market Value at the time of repurchase, such Shares shall become available for future grant under the Plan. To the extent not prohibited by Section 422(b)(1) of the Code (and the corresponding regulations thereunder), the listing requirements of The Nasdaq National Market (or other established stock exchange or national market system on which the Common Stock is traded) and Applicable Law, any Shares covered by an Award which are surrendered (i) in payment of the Award exercise or purchase price or (ii) in satisfaction of tax withholding obligations incident to the exercise of an Award shall be deemed not to have been issued for purposes of determining the maximum number of Shares which may be issued pursuant to all Awards under the Plan, unless otherwise determined by the Administrator.

      4. Administration of the Plan.

(a) Plan Administrator.

(i) Administration with Respect to Directors and Officers. With respect to grants of Awards to Directors or Employees who are also Officers or Directors of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws and to permit such grants and related transactions under the Plan to be exempt from Section 16(b) of the Exchange Act in accordance with Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board.

(ii) Administration With Respect to Consultants and Other Employees. With respect to grants of Awards to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by (A) the Board or (B) a Committee designated by the Board, which Committee shall be constituted in such a manner as to satisfy the Applicable Laws. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. The Board may authorize one or more Officers to grant such Awards and may limit such authority as the Board determines from time to time.

(iii) Administration With Respect to Covered Employees. Notwithstanding the foregoing, grants of Awards to any Covered Employee intended to qualify as Performance-Based Compensation shall be made only by a Committee (or subcommittee of a Committee) which is comprised solely of two or more Directors eligible to serve on a committee making Awards qualifying as Performance-Based Compensation. In the case of such Awards granted to Covered Employees, references to the “Administrator” or to a “Committee” shall be deemed to be references to such Committee or subcommittee.

(iv) Administration Errors. In the event an Award is granted in a manner inconsistent with the provisions of this subsection (a), such Award shall be presumptively valid as of its grant date to the extent permitted by the Applicable Laws.

(b) Powers of the Administrator. Subject to Applicable Laws and the provisions of the Plan (including any other powers given to the Administrator hereunder), and except as otherwise provided by the Board, the Administrator shall have the authority, in its discretion:

(i) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(ii) to determine whether and to what extent Awards are granted hereunder;

(iii) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(iv) to approve forms of Award Agreements for use under the Plan;

(v) to determine the terms and conditions of any Award granted hereunder;

(vi) to amend the terms of any outstanding Award granted under the Plan, provided that (A) any amendment that would adversely affect the Grantee’s rights under an outstanding Award shall not be made without the Grantee’s written consent, (B) the reduction of the exercise price of any Option awarded under the Plan shall be subject to stockholder approval and (C) canceling an Option at a time when its exercise price exceeds the Fair Market Value of the underlying Shares, in exchange for another Option, Restricted Stock, or other Award shall be subject to stockholder approval, unless the cancellation and exchange occurs in connection with a Corporate Transaction;

(vii) to construe and interpret the terms of the Plan and Awards, including without limitation, any notice of award or Award Agreement, granted pursuant to the Plan;

(viii) to grant Awards to Employees, Directors and Consultants employed outside the United States on such terms and conditions different from those specified in the Plan as may, in the judgment of the Administrator, be necessary or desirable to further the purpose of the Plan; and

(ix) to take such other action, not inconsistent with the terms of the Plan, as the Administrator deems appropriate.

(c) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or as Officers or Employees of the Company or a Related Entity, members of the Board and any Officers or Employees of the Company or a Related Entity to whom authority to act for the Board, the Administrator or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

      5. Eligibility. Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants. Incentive Stock Options may be granted only to Employees of the Company or a Parent or a Subsidiary of the Company. An Employee, Director or Consultant who has been granted an Award may, if otherwise eligible, be granted additional Awards. Awards may be granted to such Employees, Directors or Consultants who are residing in non-U.S. jurisdictions as the Administrator may determine from time to time.

      6. Terms and Conditions of Awards.

(a) Types of Awards. The Administrator is authorized under the Plan to award any type of arrangement to an Employee, Director or Consultant that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) cash or (iii) an Option, a SAR, or similar right with a fixed or variable price related to the Fair Market Value of the Shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions. Such awards include, without limitation, Options, SARs, sales or bonuses of Restricted Stock, Restricted Stock Units or Dividend Equivalent Rights, and an Award may consist of one such security or benefit, or two (2) or more of them in any combination or alternative.

(b) Designation of Award. Each Award shall be designated in the Award Agreement. In the case of an Option, the Option shall be designated as either an Incentive Stock Option or a Non-Qualified Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options which become exercisable for the first time by a Grantee during any calendar year (under all plans of the Company or any Parent or Subsidiary of the Company) exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Non-Qualified Stock Options. For this purpose, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the grant date of the relevant Option.

(c) Conditions of Award. Subject to the terms of the Plan, the Administrator shall determine the provisions, terms, and conditions of each Award including, but not limited to, the Award vesting schedule, repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares, or other consideration) upon settlement of the Award, payment contingencies, and satisfaction of any performance criteria. The performance criteria established by the Administrator may be based on any one of, or combination of, the following: (i) increase in share price, (ii) earnings per share, (iii) total stockholder return, (iv) operating margin, (v) gross margin, (vi) return on equity, (vii) return on assets, (viii) return on investment, (ix) operating income, (x) net operating income, (xi) pre-tax profit, (xii) cash flow, (xiii) revenue, (xiv) expenses, (xv) earnings before interest, taxes and depreciation, (xvi) economic value added, (xvii) market share, (xviii) personal management objectives, and (xix) other measures of performance selected by the Administrator. The performance criteria may be applicable to the Company, Related Entities and/or any individual business units of the Company or any Related Entity. Partial achievement of the specified criteria may result in a payment or vesting corresponding to the degree of achievement as specified in the Award Agreement.

(d) Acquisitions and Other Transactions. The Administrator may issue Awards under the Plan in settlement, assumption or substitution for, outstanding awards or obligations to grant future awards in connection with the Company or a Related Entity acquiring another entity, an interest in another entity or an additional interest in a Related Entity whether by merger, stock purchase, asset purchase or other form of transaction.

(e) Deferral of Award Payment. The Administrator may establish one or more programs under the Plan to permit selected Grantees the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Grantee to payment or receipt of Shares or other consideration under an Award. The Administrator may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Administrator deems advisable for the administration of any such deferral program.

(f) Separate Programs. The Administrator may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Grantees on such terms and conditions as determined by the Administrator from time to time.

(g) Individual Limitations on Awards.

(i) Individual Limit for Options and SARs. The maximum number of Shares with respect to which Options and SARs may be granted to any Grantee in any calendar year shall be 1,500,000 Shares. In connection with a Grantee’s commencement of Continuous Service, a Grantee may be granted Options or SARs for up to an additional 1,500,000 Shares which shall not count against the limit set forth in the previous sentence. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below. To the extent required by Section 162(m) of the Code or the regulations thereunder, in applying the foregoing limitations with respect to a Grantee, if any Option or SAR is canceled, the canceled Option or SAR shall continue to count against the maximum number of Shares with respect to which Options and SARs may be granted to the Grantee. For this purpose, the repricing of an Option (or in the case of a SAR, the base amount on which the stock appreciation is calculated is reduced to reflect a reduction in the Fair Market Value of the Common Stock) shall be treated as the cancellation of the existing Option or SAR and the grant of a new Option or SAR.

(ii) Individual Limit for Restricted Stock and Restricted Stock Units. For awards of Restricted Stock and Restricted Stock Units that are intended to be Performance-Based Compensation, the maximum number of Shares with respect to which such Awards may be granted to any Grantee in any calendar year shall be 1,000,000 Shares. The foregoing limitation shall be adjusted proportionately in connection with any change in the Company’s capitalization pursuant to Section 10, below.

(iii) Deferral. If the vesting or receipt of Shares under an Award is deferred to a later date, any amount (whether denominated in Shares or cash) paid in addition to the original number of Shares subject to such Award will not be treated as an increase in the number of Shares subject to the Award if the additional amount is based either on a reasonable rate of interest or on one or more predetermined actual investments such that the amount payable by the Company at the later date will be based on the actual rate of return of a specific investment (including any decrease as well as any increase in the value of an investment).

(h) Early Exercise. The Award Agreement may, but need not, include a provision whereby the Grantee may elect at any time while an Employee, Director or Consultant to exercise any part or all of the Award prior to full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or a Related Entity or to any other restriction the Administrator determines to be appropriate.

(i) Term of Award. The term of each Award shall be the term stated in the Award Agreement, provided, however, that the term shall be no more than ten (10) years from the date of grant thereof. However, in the case of an Incentive Stock Option granted to a Grantee who, at the time the Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, the specified term of any Award shall not include any period for which the Grantee has elected to defer the receipt of the Shares or cash issuable pursuant to the Award.

(j) Transferability of Awards. Incentive Stock Options may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Grantee, only by the Grantee. Other Awards shall be transferable (i) by will and by the laws of descent and distribution and (ii) during the lifetime of the Grantee, to the extent and in the manner authorized by the Administrator by gift or pursuant to a domestic relations order to members of the Grantee’s Immediate Family. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Award in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator.

(k) Time of Granting Awards. The date of grant of an Award shall for all purposes be the date on which the Administrator makes the determination to grant such Award, or such other date as is determined by the Administrator.

      7. Award Exercise or Purchase Price, Consideration and Taxes.

(a) Exercise or Purchase Price. The exercise or purchase price, if any, for an Award shall be as follows:

(i) In the case of an Incentive Stock Option:

(1) granted to an Employee who, at the time of the grant of such Incentive Stock Option owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(2) granted to any Employee other than an Employee described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(ii) In the case of a Non-Qualified Stock Option:

(1) granted to a person who, at the time of the grant of such Option, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share exercise price shall be not less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant; or

(2) granted to any person other than a person described in the preceding paragraph, the per Share exercise price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iii) In the case of SARs, the base appreciation amount shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(iv) In the case of the sale of Shares:

(1) granted to a person who, at the time of the grant of such Award, or at the time the purchase is consummated, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary of the Company, the per Share purchase price shall be not less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant; or

(2) granted to any person other than a person described in the preceding paragraph, the per Share purchase price shall be not less than eighty-five percent (85%) of the Fair Market Value per Share on the date of grant.

(v) In the case of other Awards, such price as is determined by the Administrator.

(vi) Notwithstanding the foregoing provisions of this Section 7(a), in the case of an Award issued pursuant to Section 6(d), above, the exercise or purchase price for the Award shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award.

(b) Consideration. Subject to Applicable Laws, the consideration to be paid for the Shares to be issued upon exercise or purchase of an Award including the method of payment, shall be determined by the Administrator (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Administrator may determine, the Administrator is authorized to accept as consideration for Shares issued under the Plan the following, provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(i) cash;

(ii) check;

(iii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate exercise price of the Shares as to which said Award shall be exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for a period of more than six (6) months (and not used for another Award exercise by attestation during such period);

(iv) with respect to Options, payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (A) shall provide written instructions to a Company designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (B) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction; or

(v) any combination of the foregoing methods of payment.

(vi) The Administrator may at any time or from time to time, by adoption of or by amendment to the standard forms of Award Agreement described in Section 4(b)(iv), or by other means, grant Awards which do not permit all of the foregoing forms of consideration to be used in payment for the Shares or which otherwise restrict one or more forms of consideration.

(c) Taxes. No Shares shall be delivered under the Plan to any Grantee or other person until such Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of any non-U.S., federal, state, or local income and employment tax withholding obligations, including, without limitation, obligations incident to the receipt of Shares or the disqualifying disposition of Shares received on exercise of an Incentive Stock Option. Upon exercise of an Award the Company shall withhold or collect from Grantee an amount sufficient to satisfy such tax obligations.

      8. Exercise of Award.

(a) Procedure for Exercise; Rights as a Stockholder.

(i) Any Award granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator under the terms of the Plan and specified in the Award Agreement but in no case at a rate of less than twenty percent (20%) per year over five (5) years from the date the Award is granted, subject to reasonable conditions such as continued employment. Notwithstanding the foregoing, in the case of an Award granted to an Officer, Director or Consultant, the Award Agreement may provide that the Award may become exercisable, subject to reasonable conditions such as such Officer’s, Director’s or Consultant’s Continuous Service, at any time or during any period established in the Award Agreement.

(ii) An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award by the person entitled to exercise the Award and full payment for the Shares with respect to which the Award is exercised, including, to the extent selected, use of the broker-dealer sale and remittance procedure to pay the purchase price as provided in Section 7(b)(iv).

(b) Exercise of Award Following Termination of Continuous Service. In the event of termination of a Grantee’s Continuous Service for any reason other than Disability or death (but not in the event of a Grantee’s change of status from Employee to Consultant or from Consultant to Employee), such Grantee may, but only during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination or such other portion of the Grantee’s Award as may be determined by the Administrator. The Grantee’s Award Agreement may provide that upon the termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Award shall terminate concurrently with the termination of Grantee’s Continuous Service. In the event of a Grantee’s change of status from Employee to Consultant, an Employee’s Incentive Stock Option shall convert automatically to a Non-Qualified Stock Option on the day three (3) months and one day following such change of status. To the extent that the Grantee’s Award was unvested at the date of termination, or if the Grantee does not exercise the vested portion of the Grantee’s Award within the Post-Termination Exercise Period, the Award shall terminate.

(c) Disability of Grantee. In the event of termination of a Grantee’s Continuous Service as a result of his or her Disability, such Grantee may, but only within twelve (12) months from the date of such termination (or such longer period as specified in the Award Agreement but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Grantee’s Award that was vested at the date of such termination; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Non-Qualified Stock Option on the day three (3) months and one day following such termination. To the extent that the Grantee’s Award was unvested at the date of termination, or if Grantee does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(d) Death of Grantee. In the event of a termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the death of the Grantee during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the portion of the Grantee’s Award that was vested as of the date of termination, within twelve (12) months from the date of death (or such longer period as specified in the Award Agreement but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). To the extent that, at the time of death, the Grantee’s Award was unvested, or if the Grantee’s estate or a person who acquired the right to exercise the Award by bequest or inheritance does not exercise the vested portion of the Grantee’s Award within the time specified herein, the Award shall terminate.

(e) Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Award within the applicable time periods set forth in this Section 8 is prevented by the provisions of Section 9 below, the Award shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Award is exercisable, but in any event no later than the expiration of the term of such Award as set forth in the Award Agreement.

      9. Conditions Upon Issuance of Shares.

(a) Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b) As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

      10. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan, the exercise or purchase price of each such outstanding Award, the maximum number of Shares with respect to which Awards may be granted to any Grantee in any calendar year, as well as any other terms that the Administrator determines require adjustment shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (iii) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been

“effected without receipt of consideration.” Such adjustment shall be made by the Administrator and its determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number or price of Shares subject to an Award.

      11. Corporate Transactions and Changes in Control.

(a) Termination of Award to Extent Not Assumed in Corporate Transaction. Effective upon the consummation of a Corporate Transaction, all outstanding Awards under the Plan shall terminate. However, all such Awards shall not terminate to the extent they are Assumed in connection with the Corporate Transaction.

(b) Acceleration of Award Upon Corporate Transaction or Change in Control.

(i) Corporate Transaction. Except as provided otherwise in an individual Award Agreement, in the event of a Corporate Transaction and:

(1) for the portion of each Award that is Assumed or Replaced, then such Award (if Assumed), the replacement Award (if Replaced), or the cash incentive (if Replaced) program automatically shall become fully vested, exercisable and payable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such Assumed or Replaced portion of the Award, immediately upon termination of the Grantee’s Continuous Service if such Continuous Service is terminated by the successor company or the Company without Cause within twelve (12) months after the Corporate Transaction; and

(2) for the portion of each Award that is neither Assumed nor Replaced, such portion of the Award shall automatically become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction, provided that the Grantee’s Continuous Service has not terminated prior to such date. The portion of the Award that is not Assumed shall terminate under subsection (a) of this Section 11 to the extent not exercised prior to the consummation of such Corporate Transaction.

(ii) Change in Control. Except as provided otherwise in an individual Award Agreement, following a Change in Control (other than a Change in Control which also is a Corporate Transaction) and upon the termination of the Continuous Service of a Grantee if such Continuous Service is terminated by the Company or Related Entity without Cause within twelve (12) months after a Change in Control, each Award of such Grantee which is at the time outstanding under the Plan automatically shall become fully vested and exercisable and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value), immediately upon the termination of such Continuous Service.

(c) Effect of Acceleration on Incentive Stock Options. Any Incentive Stock Option accelerated under this Section 11 in connection with a Corporate Transaction or Change in Control shall remain exercisable as an Incentive Stock Option under the Code only to the extent the $100,000 dollar limitation of Section 422(d) of the Code is not exceeded. To the extent such dollar limitation is exceeded, the excess Options shall be treated as Non-Qualified Stock Options.

      12. Effective Date and Term of Plan. The Plan shall become effective upon its approval by the stockholders of the Company. It shall continue in effect for a term of ten (10) years unless sooner terminated. Subject to Applicable Laws, Awards may be granted under the Plan upon its becoming effective.

      13. Amendment, Suspension or Termination of the Plan.

(a) The Board may at any time amend, suspend or terminate the Plan; provided, however, that no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by Applicable Laws, or if such amendment would change any of the provisions of Section 4(b)(vi) or this Section 13(a).

(b) No Award may be granted during any suspension of the Plan or after termination of the Plan.

(c) No suspension or termination of the Plan (including termination of the Plan under Section 12, above) shall adversely affect any rights under Awards already granted to a Grantee.

      14. Reservation of Shares.

(a) The Company, during the term of the Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

(b) The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

      15. No Effect on Terms of Employment/Consulting Relationship. The Plan shall not confer upon any Grantee any right with respect to the Grantee’s Continuous Service, nor shall it interfere in any way with his or her right or the right of the Company or any Related Entity to terminate the Grantee’s Continuous Service at any time, with or without Cause, and with or without notice. The ability of the Company or any Related Entity to terminate the employment of a Grantee who is employed at will is in no way affected by its determination that the Grantee’s Continuous Service has been terminated for Cause for the purposes of this Plan.

      16. No Effect on Retirement and Other Benefit Plans. Except as specifically provided in a retirement or other benefit plan of the Company or a Related Entity, Awards shall not be deemed compensation for purposes of computing benefits or contributions under any retirement plan of the Company or a Related Entity, and shall not affect any benefits under any other benefit plan of any kind or any benefit plan subsequently instituted under which the availability or amount of benefits is related to level of compensation. The Plan is not a “Retirement Plan” or “Welfare Plan” under the Employee Retirement Income Security Act of 1974, as amended.

      17. Unfunded Obligation. Grantees shall have the status of general unsecured creditors of the Company. Any amounts payable to Grantees pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. Neither the Company nor any Related Entity shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Grantee account shall not create or constitute a trust or fiduciary relationship between the Administrator, the Company or any Related Entity and a Grantee, or otherwise create any vested or beneficial interest in any Grantee or the Grantee’s creditors in any assets of the Company or a Related Entity. The Grantees shall have no claim against the Company or any Related Entity for any changes in the value of any assets that may be invested or reinvested by the Company with respect to the Plan.

      18. Repurchase Rights. If the provisions of an Award Agreement grant to the Company the right to repurchase Shares upon termination of the Grantee’s Continuous Service, the Award Agreement shall (or may, with respect to Awards granted or issued to Officers, Directors or Consultants) provide that:

(a) the right to repurchase must be exercised, if at all, within ninety (90) days of the termination of the Grantee’s Continuous Service;

(b) the consideration payable for the Shares upon exercise of such repurchase right shall be made in cash or by cancellation of purchase money indebtedness within the ninety (90) day periods specified in Section 18(a); and

(c) the amount of such consideration shall be equal to the original purchase price paid by Grantee for each such Share; provided, that the right to repurchase such Shares at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the Shares subject to the Award per year over five (5) years from the date the Award is granted (without respect to the date the Award was exercised or became exercisable).

      19. Information to Grantees. The Company shall provide to each Grantee, during the period for which such Grantee has one or more Awards outstanding, copies of financial statements at least annually. The Company shall not be required to provide such information to persons whose duties in connection with the Company assure them access to equivalent information.

      20. Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

APPENDIX D

LETTER FROM KPMG LLP

August 6, 2004

Securities and Exchange Commission

Washington DC 20549

Ladies and Gentlemen:

      We were previously principal accountants for Endocare, Inc. (the “Registrant” or the “Company”) and, under the date of February 19, 2002, except as to notes 1 and 15, which are as of March 25, 2002, we reported on the consolidated financial statements of Endocare, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. However, as reported by the Company in a press release dated December 12, 2002, and as disclosed in the Company’s Form 8-K dated March 14, 2003 and Form 8-K/ A’s dated May 1, 2003 and May 15, 2003, we subsequently notified the Registrant on December 11, 2002 that this report should no longer be relied upon as it relates to the December 31, 2001 consolidated financial statements. On March 7, 2003, our appointment as principal accountants was terminated. Additionally, as disclosed in the Company’s Form 8-K dated September 19, 2003, we notified the Registrant on September 16, 2003 that the above report as it relates to the Company’s consolidated financial statements as of December 31, 2000, and for the years ended December 31, 2000 and 1999, should no longer be relied on. We have read the Registrant’s statements to be included in its Proxy Statement on Schedule 14A to be dated on or about August 6, 2004, and we agree with such statements, except that we either are not in a position to agree or disagree with certain statements, or we believe such statements are incomplete or inaccurate, as set forth below:

DISMISSAL OF KPMG

      We are not in a position to agree or disagree with the statement that the Company’s Board of Directors, upon recommendation of the Audit Committee, approved our dismissal.

      The description regarding the basis for our conclusion that we were unable to rely on the representations of the Company’s management is incomplete. We were in the process of performing our quarterly review under Statement on Auditing Standards (“SAS”) No. 71, Interim Financial Information, on the consolidated financial statements of the “Company” as of and for the quarter ended September 30, 2002. On October 29, 2002, we were informed that one of the Company’s Directors had been contacted on October 24, 2002 by Joseph A. Haferman, the acting Corporate Controller, expressing concerns regarding the accounting for several transactions and other matters. At that time, we also were informed that on or about October 24, 2002, the Company’s Audit Committee had directed Brobeck, Phleger and Harrison (“Brobeck”), the Company’s outside legal counsel, to perform an investigation of the matters raised. On October 29, 2002, at the completion of this initial investigation, the Audit Committee informed us that it was satisfied with the results of the initial investigation. However, as this initial investigation had not been performed by individuals with forensic accounting experience, we recommended that a more thorough investigation be performed by individuals with forensic accounting experience. Between October 29, 2002 and December 4, 2002, Brobeck and Deloitte & Touche, LLP, at the request of the Audit Committee, performed several subsequent investigations of the matters raised, as well as other matters that were raised by the investigations. At the conclusion of each of the subsequent investigations, the Audit Committee informed us that it was satisfied with the results of the investigations, and that no further investigation was warranted. However, we believed that each of these subsequent investigations confirmed certain of the initial concerns raised by Mr. Haferman, as well as raising additional matters warranting additional investigation. Accordingly, we advised the Audit Committee that we believed that additional investigation was still warranted.

      In a letter to the Audit Committee dated December 11, 2002, we notified the Audit Committee that in the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations discussed above, information came to our attention that lead us to conclude that we were unable to rely on the representations of management. We informed the Audit Committee that it was apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. We provided to the Audit Committee a summary of the various transactions, as described below. We further informed the Audit Committee that no single transaction or misrepresentation formed the basis for our conclusion, but rather it was the pattern and totality of information, and the weight of the evidence that had come into our possession. In addition, we also indicated to the Audit Committee that we had not concluded as to whether any specific transaction or misrepresentation was fraudulent or willfully inappropriate. Also, on December 11, 2002, we recommended to the Audit Committee that a new senior management team should perform its own review and investigation of the matters raised during the various investigations noted above. As of the date of our dismissal, the issues discussed in our letter to the Audit Committee dated December 11, 2002 had not been resolved to our satisfaction.

      In addition, the description of the five specific matters under the heading “Revenue Recognition”, the two specific matters under the heading “Expense Recognition”, and the three specific matters under the heading “Accounts Receivable” (collectively the “Specific Matters”) does not completely represent what we had communicated to the Company’s Audit Committee. The following is what we had communicated in writing to the Audit Committee in the December 11, 2002 letter described above, as it relates to the Specific Matters:

In the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations noted above, information came to our attention that has lead us to conclude that we are unable to rely on the representations of management. It is apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions. In addition, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. Such transactions during 2002 and 2001 include the following:

•	The Company recorded sales to customers that remained in Company controlled facilities at the time of performing our most recent review procedures. We believe that two of these sales went directly to Company controlled facilities, while the third was shipped to a third party hospital, but returned to a Company-leased facility shortly thereafter. Accordingly, the Company did not have evidence that delivery had occurred under the sales transactions. When we previously inquired about the status of the related unpaid receivables on several occasions, senior management did not inform us that the goods were still in the Company’s possession. We believe that senior management was aware that the goods were still in the Company’s possession, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

•	The Company recorded sales to customers that were shipped to Company controlled facilities, and then not delivered to the customers until a subsequent accounting period, remaining in Company controlled facilities as of the close of the accounting period the sales were recorded. We believe that senior management was aware of these arrangements, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

•	There are notations on supporting documentation for at least two expense transactions that could be interpreted that senior management had instructed subordinates to record the related transactions outside of the Company’s normal policies and procedures, and potentially not in accordance with generally accepted accounting principles.

•	There are cash receipts from customers recorded as a reduction of accounts receivable near quarter end, where the underlying check was rejected by the bank for non-sufficient funds prior to the issuance of the financial statements and filing of the Form 10-Q. In each case, we were provided documentation by the Company indicating that the related receivable had been paid when, in fact, it had not. In addition, the financial statements as of June 30, 2002 prepared by management incorrectly reflected these accounts receivable as paid. Senior management has acknowledged to us that they were aware of at least the most significant of these non-sufficient funds checks before the Form 10-Q for the second quarter of 2002 was filed.

•	There are cash receipts from customers recorded as a reduction of accounts receivable if the customer check was dated prior to the end of the accounting period, even though physical receipt of the check occurred after the end of the accounting period. We believe that senior management was aware of such practice. In addition, the financial statements prepared by management incorrectly reflect these accounts receivable as paid.

•	We are aware of two transactions to acquire assets from customers entered into concurrent to the sale by the Company of products to such customers in the first quarter of 2002. However, only the sales to the customers were recorded in the accounting records at the time of the sale, while the concurrent acquisition of product from the customer was recognized in a different accounting period. We believe that senior management was aware of such concurrent transactions. Further, it is not apparent that management ever considered the applicability of Accounting Principles Board Opinion No. 29 to these transactions.

•	Invoices for products or services have not been accrued in the proper accounting period, though there is evidence that senior management was aware of the existence of certain of these liabilities at the time the financial statements were prepared and the related Form 10-Q was filed.

•	A customer concession was granted by senior management some period of time after the date of the original sale to facilitate payment of an outstanding account receivable by the customer. This concession was characterized as a “consulting” arrangement, and the related agreement was back-dated. We have not seen any evidence consulting services were, or will be, performed. Further, the concession was recorded in a period subsequent to when the cash receipt was recorded, despite the apparent linkage between the concession and the payment of cash by the customer.

•	All of the revenue related to certain multiple-element sales was fully recorded in a single accounting period, though certain of the components were not delivered until a subsequent accounting period. The financial statements prepared by management incorrectly reflected the full amount of the sales in the periods the initial elements were delivered.

•	Sales to one particular customer were ultimately delivered to a warehouse secured and paid for by a Company sales representative. The sales representative was then reimbursed for the cost of the warehouse through his expense report. However, the accounting records noted the sale was delivered to the customer location. When we inquired about the status of the related unpaid receivable on several occasions, senior management did not inform us that the goods were still in the Company’s possession. We believe senior management was aware of this arrangement, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to this transaction.

      Also, the description as to the basis for our conclusion to withdraw our auditors’ report on the consolidated financial statements of the Company as of December 31, 2000 and for the years ended December 31, 2000 and 1999 is not complete. By letter dated September 3, 2003, which we received on September 4, we were notified by the successor auditor, Ernst & Young LLP (“Ernst & Young”), that during its audit of the consolidated financial statements of the Company as of December 31, 2001 and 2002 and for the years then ended, and their subsequent events procedures, certain matters came to their attention that they believed would have a material effect on the consolidated financial statements of the Company as of December 31, 2000 and for the year then ended, previously audited by us. Based on our review of the information provided to us by Ernst & Young, it appeared to us that management prepared financial statements for the 2000 and 1999 annual periods that did not reflect either the facts or substance of certain transactions. In addition, it became apparent to us that certain information and representations provided to us at the time of performing our audit of the 2000 and 1999 annual financial statements did not reflect the actual facts or substance of the transactions, and we received inconsistent representations from management in relation to certain transactions.

      The statement that “The Form 8-K indicated that the Company’s Audit Committee had investigated the matters described above and expressed certain views with respect to such matters” is incomplete. The statement is incomplete in that the referenced Form 8-K (and subsequent amendments) expressed the Audit Committee’s conclusions about the facts, substance or interpretations for many of the specific transactions we had identified in our letter of December 11, 2002.

      We are not in a position to agree or disagree with the statement that the Company’s Audit Committee had investigated these matters or with the statement that the Company had asked its new independent auditor, Ernst & Young LLP, to consider the issues raised in the “KPMG Letter” in connection with its re-audit of the Company’s financial statements for the fiscal years 2000 and 2001, and the audit for the fiscal year ended December 31, 2002. We are also not in a position to agree or disagree with the statement that the Audit Committee has overseen an additional investigation and discussed extensively with Ernst &Young the results of its reaudits of the Company’s financial statements, that the Audit Committee has reconsidered its views and conclusions expressed in the Form 8-K or that the views expressed in the proxy statement are the only views on the subject that the Audit Committee currently holds.

      We believe that the statement “...after its receipt of the KPMG Letter, the Audit Committee was unable to discuss with KPMG the specific transactions described in the KPMG Letter, because KPMG declined to resume any services on behalf of the Company unless and until KPMG’s concerns regarding its ability to rely on representations of the Company’s then-senior management had been resolved to KPMG’s satisfaction” is inaccurate. This statement is inaccurate in that we did, in fact, discuss with the Audit Committee many of the specific transactions described in the KPMG Letter when it was delivered to the Audit Committee on December 11, 2002, and as well as on several occasions prior to that date. We also never expressed to the Audit Committee our unwillingness to discuss the specific transactions subsequent to that date.

APPOINTMENT OF ERNST & YOUNG LLP

      We are not in a position to agree or disagree with any of the statements in this section.

RECOMMENDATION OF THE BOARD OF DIRECTORS

      We are not in a position to agree or disagree with any of the statements in this section.

Very truly yours,
KPMG LLP

PROXY	ENDOCARE, INC.	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER 10, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig T. Davenport and William J. Nydam, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation (the “Company”), to be held on Friday, September 10, 2004, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous Proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on September 10, 2004 and the Proxy Statement.

THIS PROXY CONFERS ON EACH PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS, AND WILL BE VOTED BY THE PROXYHOLDER AT HIS OR HER DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

(Continued and to be signed on the Reverse Side)

PLEASE DETACH PROXY CARD HERE AND RETURN IT IN THE ENVELOPE PROVIDED

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below.

1.	To elect five (5) directors to the Board of Directors of the Company to serve during the ensuing year or until their successors are duly elected and qualified.	☐ FOR all nominees listed below	☐ WITHHOLD AUTHORITY to vote for all nominees listed below	☐ EXCEPTIONS

Nominees: John R. Daniels, M.D., Craig T. Davenport, Terrence A. Noonan, Michael J. Strauss, M.D., and Thomas R. Testman.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.	To approve the Company’s 2004 Stock Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2004.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	In accordance with the discretion of the Proxyholders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

Dated:		, 2004

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.